Exhibit 2.1

PURCHASE AND SALE AGREEMENT

BY AND AMONG

DASEKE, INC.,

DASEKE TRS LLC,

AND

THOMAS R. SCHILLI,

dated

May 1, 2017

i – Confidential

4.22 Affiliated Transactions.	33
4.23 Bank Accounts	34
4.24 Safety Rating	34
4.25 Anti-Bribery	34
4.26 Availability of Documents	35

V. Representations and Warranties of Buyer	35

5.1 Incorporation; Power and Authority	35
5.2 Valid and Binding Agreement	35
5.3 No Breach; Consents	35
5.4 Brokerage	35
5.5 Securities	35

VI. Agreements of Seller	36

6.1 Affiliated Transactions and Affiliated Indebtedness	36
6.2 Excluded Assets	36
6.3 Non-Competition; Non-Solicitation.	36
6.4 Financial Statements.	37
6.5 Phase I Environmental Reports.	38

VII. Agreements of Buyer	38

7.1 Books and Records, Access After the Closing Date	38
7.2 Guaranty Arrangements	38
7.3 Attorney Client Privilege	38

VIII. Indemnification	39

8.1 Indemnification by Seller.	39
8.2 Indemnification by Buyer.	40
8.3 Third Party Action.	41
8.4 Sole and Exclusive Remedy	43
8.5 No Circular Recovery	43
8.6 Tax Adjustment.	43
8.7 Types of Losses	43
8.8 Survival	43
8.9 Materiality	43
8.10 Investigation	43

IX. Escrow and Additional Assets	44

9.1 Escrow Fund	44
9.2 Release from Escrow	44
9.3 Escrow Related Fees	44

X. Tax Matters	44

10.1 Tax Returns; Payment of Taxes.	44
10.2 Cooperation	45
10.3 Transfer Taxes	46

ii – Confidential

XI. General	46

11.1 Press Releases and Announcements	46
11.2 Expenses	46
11.3 Further Assurances	46
11.4 Entire Agreement; Amendment and Waiver	46
11.5 Notice	47
11.6 Assignment	48
11.7 No Third Party Beneficiaries	48
11.8 Signatures; Counterparts	48
11.9 GOVERNING LAW	48
11.10 Arbitration.	49
11.11 Consent to Jurisdiction	49
11.12 Specific Performance	49
11.13 WAIVER OF JURY TRIAL	50
11.14 Construction	50
11.15 Time of Essence	50
11.16 Confidentiality	50
11.17 Seller Release	51
11.18 Liability of Buyer Affiliates	51

iii – Confidential

Exhibits and Schedules

Exhibits

Exhibit A	Excluded Assets
Exhibit B	Specific Retained Liabilities
Exhibit C	STS Agreement
Exhibit D	Purchase Price Allocation

Schedules

1.1	Effective Time Net Cash
2.4(f)	Required Consents
2.4(j)	Terminated Intercompany Transactions
2.6	Excluded Rights and Claims
3.3	Consents and Authorizations
4.1	Incorporation and Foreign Qualifications
4.2	Companies’ Consents and Authorizations
4.3	Capitalization
4.4	Subsidiaries
4.5(a)	Latest Financial Statements
4.5(b)	Annual Financial Statements
4.6	Undisclosed Liabilities
4.8	Absence of Certain Developments
4.9(a)	Real Property
4.9(b)	Assignments and Subleases
4.9(c)	Grandfathered Properties
4.9(e)	Encumbrances
4.9(g)	Rolling Stock
4.9(g)-1	Asset Schedule
4.11	Taxes
4.11(q)	Tax Elections
4.12	Intellectual Property Rights
4.13	Material Contracts
4.14(a)	Ordinary Course of Business Litigation
4.14(b)	Non-Ordinary Course of Business Litigation
4.15	Insurance
4.16(b)	Material Governmental Authorizations
4.17(a)	Compliance with Environmental Laws
4.17(b)	Environmental Permits
4.17(c)	Environmental Notices
4.17(d)	Hazardous Materials
4.17(e)	Storage Tanks
4.18(a)	Business Employees
4.18(b)	Employment Contracts
4.19(a)	Employee Benefits
4.20	Debt; Guarantees

iv – Confidential

4.21	Customers
4.22(a)	Affiliated Transactions
4.22(b)	Intercompany Transactions
4.23	Bank Accounts
4.24	Safety
6.1	Remaining Affiliated Transactions

v – Confidential

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of May 1, 2017, by and among (i) Daseke, Inc., a Delaware corporation (“Parent”), (ii) Daseke TRS LLC, a Delaware limited liability company (“Buyer”), and (iii) Thomas R. Schilli, an individual and Florida resident (“Seller”).

Recitals

WHEREAS, Seller owns all of the issued and outstanding Ownership Interests (the “Seller Equity Interests”) of (i) Schilli Motor Lines, Inc., an Indiana corporation (“SML”); (ii) Schilli Leasing, Inc., an Indiana corporation (“SLI”); Schilli Distribution Services, Inc., an Indiana corporation (“SDS”), and (iv) Schilli National Truck Leasing and Sales, Inc., an Indiana corporation (“SNTLS”); and Laura Schilli Holcomb, a Texas resident, Joyce L. Schilli, a Texas resident, William H. Holcomb, a Texas resident, Ann Louise Holcomb, a Texas resident, Joyce L. Schilli, as guardian of Thomas J. Barclay, a Texas resident, and Joyce L. Schilli, as guardian of Steven L. Barclay, a Texas resident (collectively, the “Family Sellers”, and together with Seller, the “Seller Group”), and Seller collectively own all of the issued and outstanding Ownership Interests (the “STS Equity Interests”, and together with the Seller Equity Interests, the “Equity Interests”) of Schilli Transportation Services, Inc., an Indiana corporation (“STS”, and together with SML, SLI, SDS, SNTLS and their Subsidiaries the “Companies” or each individually, a “Company”);

WHEREAS, the Companies are engaged in the business of providing flatbed, heavy-haul and specialized carrier trucking services, truck repair and maintenance, truck leasing and sales, and warehousing, storage and logistics services (the “Business”);

WHEREAS, in connection with the Closing, STS will merge with Project Corn Belt Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), with STS surviving, in accordance with the STS Agreement (as defined below).

WHEREAS, the Seller Group desires to sell, and Buyer desires to buy, all of the Equity Interests, on the terms and subject to the conditions set forth in this Agreement and the STS Agreement; and

WHEREAS, it is contemplated that, as soon as practicable following the Final Net Cash Determination, each Company will distribute to Seller and the Family Sellers (as applicable) all of the Effective Time Net Cash (as defined below) held by such Company (such distributions, the “Cash Sweep”);

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements and the conditions set forth in this Agreement, the Parties hereby agree as follows:

I.Definitions

“Affiliate” means, with respect to any Person, any legal entity, directly or indirectly, controlling, controlled by or under common control with such Person, where “control” means a direct or indirect ownership interest of more than 10% in such legal entity or the possession, directly or indirectly, of the power to direct the management and policies of such legal entity.

“Affiliated Transactions” has the meaning set forth in Section 4.22.

“Affiliated Indebtedness” has the meaning set forth in Section 6.1.

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“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Annual Financial Statements” has the meaning set forth in Section 4.5.

“Arbiter” has the meaning set forth in Section 2.9(b).

“Arbitration Rules” has the meaning set forth in Section 11.10(a).

“Assets” has the meaning set forth in Section 4.9(e).

“Audit Firm” has the meaning set forth in Section 6.4(b).

“Audited Financial Statements” has the meaning set forth in Section 6.4(a).

“Business” has the meaning set forth in the Recitals of this Agreement.

“Business Day” means any day other than Saturday or Sunday or a day on which federally chartered banking institutions in Dallas, Texas are authorized by Law to close.

“Business Employees” means those individuals who perform services for any Company either directly, as an employee, or indirectly, pursuant to a contract between any Company and a third party (such as a staffing or leasing agency, professional employer organization, or other Person providing similar services to any Company).

“Buyer” has the meaning set forth in the Preamble of this Agreement.

“Buyer Basket Amount” has the meaning set forth in Section 8.1(b).

“Buyer Basket Losses” has the meaning set forth in Section 8.1(b).

“Buyer Losses” has the meaning set forth in Section 8.1(a).

“Buyer Indemnified Parties” has the meaning set forth in Section 8.1(a).

 “Cash Purchase Price” has the meaning set forth in Section 2.2(a)(i).

“Cash Sweep” has the meaning set forth in the Recitals of this Agreement.

“Cash Sweep Amount” means the amount of Net Cash distributed to Seller and the Family Sellers (as applicable) pursuant to the Cash Sweep.

“CERCLA” has the meaning set forth in Section 4.17(d).

“Claims” has the meaning set forth in Section 11.17.

“Closing” has the meaning set forth in Section 2.3.

“Closing Amount” means (a) the Cash Purchase Price minus (b) the amount of any Indebtedness being paid by Buyer on the Seller Group’s behalf pursuant to Section 2.5(g),  minus (c) the amount of any Transaction

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Expenses being paid by Buyer on the Seller Group’s behalf pursuant to Section 2.5(h), and minus (d) the Escrow Amount.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.  All references to the Code, U.S. Treasury Regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

“Company” or “Companies” has the meaning set forth in the Recitals of this Agreement.

“Company Indebtedness” means any Indebtedness of the Companies other than Affiliated Indebtedness, Equipment Indebtedness, Real Property Indebtedness, or Revolving Indebtedness.

“Company Intellectual Property Rights” has the meaning set forth in Section 4.12.

“Confidential Information” has the meaning set forth in Section 11.16.

“Consent” means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state or local law.

“Contract” means a contract, lease (including any Real Property Lease), sub-lease, agreement, purchase order, sales order, mortgage, note, bond or other binding understanding, whether oral or written, that is in effect as of the date of this Agreement or any time after the date of this Agreement.

“Court Direction” means a final written non-appealable instruction, order or judgment issued or entered by a court of competent jurisdiction.

“CSA Scores” has the meaning set forth in Section 4.24.

“Dispute” has the meaning set forth in Section 11.10(a).

“DOT” means the United States Department of Transportation.

“Effective Time” has the meaning set forth in Section 2.3.

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“Effective Time Net Cash” means Net Cash as of the Effective Time, as determined in accordance with Section 2.9 and as adjusted for any actions taken or not taken (including payment of expenses) outside the Ordinary Course of Business prior to the Effective Time [*].

“Employment Agreement” has the meaning set forth in Section 2.4(h).

“Encumbrance” means any charge, claim, community property interest, exception to title, encumbrance, easement, license, right of way, condition, reservation, restriction, equitable interest, lien, covenant, option, pledge, mortgage, deed of trust, assignment, collateral assignment, hypothecation or other security interest, purchase option, right of first refusal, right of first offer or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means all applicable Laws, orders, decrees, directives, permits, licenses, Governmental Authorizations, and judgments relating to pollution, contamination or protection of the environment or human health and safety (including all applicable Laws, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials).

“Equipment Indebtedness” means Indebtedness incurred in respect of and secured by Rolling Stock.

“Equity Interests” has the meaning set forth in the Recitals of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” means PNC Bank, National Association.

“Escrow Agreement” has the meaning set forth in Section 2.4(i).

“Escrow Amount” means an amount equal to [*].

“Escrow Fund” has the meaning set forth in Section 9.1.

“Escrow Fund Value” means, as of the time of measurement, the amount then remaining in the Escrow Fund.

[*] Please refer to footnote 1 on page 1 of this Exhibit 2.1.

4 - Confidential

“Excluded Assets” means the assets and properties of the Companies identified on Exhibit A.

“Excluded Assets Assignment” has the meaning set forth in Section 6.2.

“Excluded Rights and Claims” has the meaning set forth in Section 2.6 hereof.

“Family Sellers” has the meaning set forth in the Preamble of this Agreement.

“FCPA” has the meaning set forth in Section 4.25(a).

“Final Net Cash Determination” has the meaning set forth in Section 2.9(f).

“Final TAB Revolving Indebtedness” has the meaning set forth in Section 2.9(a).

“Final Wells Fargo Revolving Indebtedness” has the meaning set forth in Section 2.9(a).

“Fundamental Representations” means the representations and warranties of Seller in Article III , Section 4.1 (other than the third sentence thereof); Section 4.2 (other than Section 4.2(c)), Section 4.3,  Section 4.4,  Section 4.11,  Section 4.17,  Section 4.20 and Section 4.22.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Government Official” means any official, employee or other representative of any Governmental Entity or any political party, party official or candidate for political office.

“Governmental Authorization” means any approval, consent, license, permit, waiver, registration or other authorization issued, granted, given, made available or otherwise required by any Governmental Entity or pursuant to Law.

“Governmental Entity” means any federal, state, local, foreign, international, intergovernmental or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.

“Hazardous Materials” means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any Environmental Law, including any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the owner or operator of the Real Property to any imposition of costs or liability under any Environmental Law.

“Indebtedness” means, with respect to any Person, all obligations of such Person, including the principal amount and any related accrued and unpaid interest, fees and prepayment penalties (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables incurred in the Ordinary Course of Business), (d) under capital leases, (e) under letters of credit or similar credit transactions or obligations (f) under interest rate, commodity or currency swap, hedge or similar transactions (valued at the termination value thereof), and (g) in the nature of guarantees of the obligations described in clauses (a) through (f) above of any other Person.

5 - Confidential

“Independent Contractors” has the meaning set forth in Section 4.18(a).

“Indemnity Threshold Amount” has the meaning set forth in Section 8.1(e)(ii).

“Intellectual Property Rights” has the meaning set forth in Section 4.12.

“IRS” means the United States Internal Revenue Service.

“Joint Instructions” has the meaning set forth in Section 9.2.

“Knowledge,” when used with respect to Seller, means the actual knowledge, after due inquiry, of Thomas R. Schilli and Jason Fellmy.

“Last Audited Fiscal Year End” has the meaning set forth in Section 4.5.

“Latest Balance Sheet” has the meaning set forth in Section 4.5.

“Latest Balance Sheet Date” has the meaning set forth in Section 4.5.

“Latest Financial Statements” has the meaning set forth in Section 4.5.

“Law” means any constitution, law, ordinance, principle of common law, rule, regulation, statute, treaty, or other legally enforceable requirement of any Governmental Entity.

“Leased Real Property” means all real properties used, occupied, operated or otherwise held by a Company pursuant to a Real Property Lease, including all of the applicable Company’s right, title and interest in and to any land, buildings, structure, improvements and fixtures located thereon and easements and other rights and interests appurtenant thereto.

“Litigation” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal).

“Loss” means any loss, assessment, damage, deficiency, penalty, fine, cost, amount paid in settlement, judgment, liability, obligation, Tax, Encumbrance (other than a Permitted Encumbrance), expense or fee, including court costs and attorneys’ fees and expenses, and any other expenses incurred pursuant to any demand or Litigation.

“Material Adverse Effect” means any change, effect, event or condition, individually or in the aggregate, that has had or is reasonably likely to have a material adverse effect on the business, assets, properties, condition (financial or otherwise), or results of operations of the Companies, taken as a whole; provided,  however, that in determining whether a Material Adverse Effect has occurred, any effect to the extent attributable to the following shall not be considered: (a) changes in general economic conditions; and (b) any actions required to be taken pursuant to the terms of this Agreement (except, in the case of the foregoing clause (a), to the extent there is a materially disproportionate effect on the Companies, taken as a whole).

“Material Contracts” has the meaning set forth in Section 4.13(a).

“Measurement Date” has the meaning set forth in Section 2.9(a).

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“Merger Sub” has the meaning set forth in the Recitals of this Agreement.

“Money Laundering Laws” has the meaning set forth in Section 4.25(c).

“Net Cash” means, with respect to any Company, all unrestricted cash and cash equivalents (including checks and wire transfers deposited or available for deposit by or on behalf of a Company as of the time of measurement) of such Company, net of (i) any checks outstanding and excluding any cash or cash equivalents securing existing letters of credit, security bonds and/or deposits or similar obligations and (ii) any cash or cash equivalents that represent employee deferrals, health insurance, or workers’ compensation funds.

“Notice of Disagreement” has the meaning set forth in Section 2.9(b).

“Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or arbitrator.

“Ordinary Course of Business” means the ordinary course of business of the applicable Company in conducting its Business, consistent with past custom and practice both in respect of nature and amount.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation, (b) the partnership agreement and any statement or certificate of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the limited liability company agreement and articles or certificate of formation of a limited liability company, (e) any other charter or similar document adopted or filed in connection with the creation, formation or organization of a Person and (f) any amendment to any of the foregoing.

“Owned Real Property” means all real properties owned by a Company.

“Ownership Interest” means, with respect to any Person, (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock” means the common stock of Parent, par value $0.0001.

“Parent Shares” means the Parent Common Stock issued by Parent to Seller pursuant to Section 2.2(a)(iii).

“Parent Shares Value” means the aggregate Per Share Value of the Seller Parent Shares.

“Party” or “Parties” means Parent, Buyer, Seller and/or the Companies.

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“Per Share Value” means, as of the date of measurement, the average weighted closing sale price per share of Parent Common Stock as reported on the stock exchange which holds Parent’s primary listing for the five consecutive trading days ending on the date that is one trading day immediately preceding the date of measurement (in each case as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Permitted Encumbrances”  means, except in the case of the Equity Interests, (a) Encumbrances for current period Taxes that are not yet due and payable, (b) Encumbrances of carriers, warehousemen, mechanics’ and materialmen and other like Encumbrances arising in the Ordinary Course of Business that are not yet due and payable, (c) easements, rights of way, minor title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting the Real Property and which do not, individually or in the aggregate, materially impair the value thereof or unreasonably restrict the use thereof in the Ordinary Course of Business, (d) landlord’s liens and similar Encumbrances in favor of lessors arising under or in connection with the Real Property Leases and securing amounts that are not yet due and payable, (e) Encumbrances that will be removed prior to or in connection with the Closing, (f) Encumbrances related to the Equipment Indebtedness or the Real Property Indebtedness, in each case to the extent set forth on Schedule 4.20 and (g) in the case of the Equity Interests, Encumbrances set forth in the Companies’ respective Organizational Documents and (ii) Encumbrances imposed by federal or state securities Laws.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.

“Phase I Reports” has the meaning set forth in Section 6.5.

“Plan” means each plan, fund, contract, program and arrangement (whether written or not) for the benefit of present or former employees, consultants or directors or any spouses or dependents of such individuals, including those intended to provide (a) medical, surgical, health care, hospitalization, dental, vision, workers’ compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA), (b) pension, profit sharing, equity compensation, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA) or (c) equity-based compensation, salary continuation, unemployment, supplemental unemployment, severance, termination pay, retention, change-in-control, fringe, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA), and any employment or consulting agreement, in each case, (i) that is sponsored, maintained or contributed to by a Company or any of its ERISA Affiliates, (ii) that a Company or any of its ERISA Affiliates has committed to implement, establish, adopt or contribute to in the future or (iii) with respect to which a Company or any of its ERISA Affiliates has or could reasonably be expected to have any direct or indirect liability, whether absolute, contingent or otherwise.

“Pre-Closing Date Tax Period” means any Tax period ending on or before the Closing Date.

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“Preliminary Net Cash Determination” has the meaning set forth in Section 2.9(b).

“PRP” has the meaning set forth in Section 4.17(d).

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Purchase Price Allocation” has the meaning set forth in Section 2.8(a).

“Real Property”  means Owned Real Property, Leased Real Property and any land, buildings, structure, improvements and fixtures located thereon and easements and other rights and interests appurtenant thereto.

“Real Property Indebtedness” means any Indebtedness incurred by any Company in respect of and secured by Owned Real Property.

“Real Property Lease” means any lease, sublease, license, or similar occupancy agreement, together with any amendments, modifications, extensions, renewals, guaranties, side letters or other agreements related thereto, pursuant to which any Company uses, occupies, operates or otherwise holds any Real Property.

“Releasee” has the meaning set forth in Section 11.17.

“Remedies Exception,” when used with respect to any Person, means performance of such Person’s obligations except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

“Required Consents” has the meaning set forth in Section 2.4(f).

“Retained Liabilities” means (a) all Seller Taxes, (b) all liabilities or obligations relating to or arising from (i) Company Indebtedness, (ii) Affiliated Transactions (including Affiliated Indebtedness, but excluding any obligations or liabilities arising after the date of Closing under any Real Property Lease between a Company and Seller or any Affiliate of Seller), (iii) (A) any Litigation set forth on Schedule 4.14(b) or any other Litigation outside the Ordinary Course of Business that is pending or, to Seller’s Knowledge, threatened, in each case as of the Closing and (B) any Litigation set forth on Schedule 4.14(a) or any other Litigation that is pending or, to Seller’s Knowledge, threatened, in each case as of the Closing, against a Company which is not referenced in the loss runs set forth on Schedule 4.14(c), (iv) the Excluded Assets, (v) those matters described on Exhibit B and (vi) Transaction Expenses.

“Review Report” has the meaning set forth in Section 2.9(b).

“Revolving Indebtedness” means indebtedness incurred in the Ordinary Course of Business in respect of the Companies’ revolving credit facilities with Transportation Alliance Bank, Inc. and Wells Fargo Bank.

“Rolling Stock” means all tractors and trailers included in the Assets or leased by a Company from third-parties for use in the Business.

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“SDS” has the meaning set forth in the Recitals of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Seller” has the meaning set forth in the Preamble of this Agreement.

“Seller Group” has the meaning set forth in the Preamble of this Agreement.

“Seller Indemnified Parties” has the meaning set forth in Section 8.2(a).

“Seller Liability Determination” means a determination of Seller’s liability for and the amount of a Buyer Loss (i) pursuant to the procedures set forth in Section 8.1(d), (ii) by agreement between Buyer and Seller or (iii) by Court Direction.

“Seller Liability Determination Date” means, with respect to any Seller Liability Determination, the date on which the underlying Seller Liability Determination was made.

“Seller Losses” has the meaning set forth in Section 8.2(a).

“Seller Taxes” means any and all Taxes (a) imposed on or with respect to Seller; (b) imposed on or with respect to the Excluded Assets or the transfer thereof pursuant to Section 6.2, (c) imposed on any Company or for which any Company may otherwise be liable for any Pre-Closing Date Tax Period (excluding any Tax imposed on any Company pursuant to Section 1374 of the Code as a result of a Section 338(h)(10) election) and for the portion of any Straddle Period ending on the Closing Date (in each case determined in accordance with Section 10.1(c)); (d) of any Consolidated Group (or any member thereof, other than a Company) of which a Company (or any predecessor thereof) is or was a member on or prior to the Closing Date by reason of Treasury Regulation § 1.1502-6(a) or any analogous or similar foreign, state or local law; (e) of any other Person for which any Company is or has been liable as a transferee or successor, by contract or otherwise resulting from events, transactions or relationships occurring or existing prior to the Closing; (f) that are social security, Medicare, unemployment or other employment or withholding Taxes, including the employer portion thereof, owed as a result of any payments made to Seller pursuant to this Agreement; and (g) that are Transfer Taxes.

“Seller Parent Shares” means the Parent Shares and those STS Consideration Shares issued to Seller, collectively.

“SNTLS” has the meaning set forth in the Recitals of this Agreement.

“SSFD” has the meaning set forth in the definition of Subsidiary.

“SSI” has the meaning set forth in the definition of Subsidiary.

“SST” has the meaning set forth in the definition of Subsidiary.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

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“STS” has the meaning set forth in the Recitals of this Agreement.

“STS Agreement” means that certain Agreement and Plan of Merger by and between Parent, Merger Sub, and STS dated of even date herewith and attached hereto as Exhibit C.

“STS Consideration Shares” has the meaning set forth in Section 2.2(a)(ii).

“STS Transaction” means that certain transaction to be consummated pursuant to the terms of the STS Agreement.

“Subscription Agreement” has the meaning set forth in Section 2.4(k).

“Subsidiary” or “Subsidiaries” means any Person in which any ownership interest is owned, directly or indirectly, by another Person including Schilli Specialized, Inc., an Indiana corporation (“SSI”), Schilli Specialized Flatbed Division, Inc., an Indiana corporation (“SSFD”), and Schilli Specialized of Texas, Inc., a Texas corporation (“SST”).

“TAB Payoff Target” means Two Million Seven Hundred Seventy-Five Thousand Dollars ($2,775,000).

 “Tax” or “Taxes” means (a) any taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges imposed by any Governmental Entity, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, highway use, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; and (b) any liability in respect of any item described in clause (a) above, that arises by reason of a Contract, the assumption of a Contract, transferee or successor liability, operation of Law (including as a result of being a member of a Consolidated Group for any period) or otherwise.

“Tax Proceeding” has the meaning set forth in Section 10.2.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any Governmental Entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Term Sheet” means that certain Term Sheet, dated as of November 11, 2016, between Buyer and STS.

“Third Party Action” has the meaning set forth in Section 8.3(a).

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“Third Party Claim Notice” has the meaning set forth in Section 8.3(a).

“Transaction Documents” means this Agreement, the Employment Agreement, the Escrow Agreement, the STS Agreement, the Subscription Agreement and any other agreement, exhibit, document and instrument contemplated by this Agreement.

“Transaction Expenses” means all expenses that have been incurred by Seller or any Company in connection with the transactions contemplated by this Agreement that are unpaid as of the Closing, including legal, accounting and consulting fees and expenses incurred in negotiating, executing and delivering this Agreement and the other Transaction Documents.

“Transfer Taxes” means any and all transfer, sales, use, excise, goods and services, stock, conveyance, registration, securities transactions, real estate or land transfer, stamp, documentary, notarial, recording, permit, license, authorization and similar Taxes imposed on the sale of the Equity Interests pursuant to this Agreement.

“Treasury Regulations” means the final or temporary regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Wells Fargo Payoff Target” means Two Hundred Seventy-Five Thousand Dollars ($275,000).

II.Purchase and Sale of Equity Interests

2.1       Purchase and Sale.  On the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell, transfer and deliver the Seller Equity Interests, free and clear of any and all Encumbrances (other than Permitted Encumbrances), to Buyer and Buyer agrees to purchase the Seller Equity Interests from Seller.

2.2       Consideration.

(a)       The aggregate consideration (the “Purchase Price”) to be paid or issued by Buyer and/or Parent to Seller and the Family Sellers (as set forth in Section 2.5 and the STS Agreement) for the Equity Interests is:

(i)      $21,000,000 (the “Cash Purchase Price”);

(ii)     199,046 shares of the Parent Common Stock issued to Seller and the Family Sellers pursuant to the STS Agreement (the “STS Consideration Shares”); and

(iii)    33,839 shares of the Parent Common Stock issued to Seller.

(b)       Except as provided in Section 2.9 below, the Purchase Price shall not be adjusted for the amount of the Equipment Indebtedness, the Real Property Indebtedness or the Revolving Indebtedness (each of which shall continue to be an obligation of the Companies after Closing)

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unless the aggregate sum of the Equipment Indebtedness, Real Property Indebtedness and Revolving Indebtedness is greater than $28,517,000, in which case the Purchase Price shall be reduced by such excess; provided,  however, that for the avoidance of doubt, Seller shall indemnify Buyer for any Affiliated Indebtedness and Company Indebtedness in accordance with Section 8.1(a)(iii).

2.3     The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Vinson & Elkins L.L.P. in Dallas, Texas at 2001 Ross Avenue, Suite 3700, Dallas, TX  75201-2975 at 10:00 a.m. Dallas time on the date of this Agreement, or at such other place and on such other time and date as is mutually agreeable to Buyer and Seller.  The date on which the Closing occurs is referred to herein as the “Closing Date” and, except as otherwise provided in this Agreement, shall be deemed effective as of 11:59 p.m. Dallas time on the day immediately preceding the Closing Date (the “Effective Time”).  All actions to be taken by the Parties in connection with consummation of the transactions contemplated by this Agreement, and all certificates, instruments and other documents required to effect the transactions contemplated by this Agreement, will be in form and substance reasonably satisfactory to the other Parties.  All items delivered by the Parties at the Closing (including pursuant to Sections 2.4 and 2.5) will be deemed to have been delivered simultaneously, and no items will be deemed delivered or waived until all have been delivered or waived.

2.4     Seller’s and the Companies’ Deliveries and Actions at the Closing.  Subject to the conditions set forth in this Agreement, on the Closing Date, Seller and each Family Seller (as applicable) shall, and shall cause the Companies (as applicable) to:

(a)      deliver to Buyer certificates representing all of the Seller Equity Interests, free and clear of all Encumbrances, accompanied by a duly executed assignment in form and substance reasonably acceptable to Buyer;

(b)      deliver to Buyer a certificate executed by an officer or authorized representative of each Company, dated the Closing Date, certifying as to (i) the Organizational Documents of such Company, and, with respect to such certificate delivered on behalf of STS, (ii) as to resolutions of the board of directors and shareholders of STS authorizing the execution, delivery and performance of this Merger Agreement and the other agreements, instruments and certificates to be delivered by STS pursuant to the Merger Agreement, and (iii) as to the incumbency of any officers or authorized representatives of STS executing any of the Transaction Documents;

(c)      deliver to Buyer resignations of certain officers and/or members of the boards of directors, boards of managers or equivalent governing body of the Companies, in each case as requested by Buyer prior to the Closing;

(d)      deliver to Buyer documentation evidencing the termination and release, at the Closing, of all Encumbrances on the Equity Interests (other than Permitted Encumbrances);

(e)      deliver to Buyer each of a payoff-letter between the applicable Company and each holder of Company Indebtedness and Affiliated Indebtedness, covering the payment in full of such Indebtedness, together with evidence satisfactory to Buyer of the contemporaneous release of any Encumbrances relating to such Indebtedness being repaid;

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(f)      deliver to Buyer the Consents and Governmental Authorizations set forth on Schedule 2.4(f) (collectively, the “Required Consents”);

(g)      deliver to Buyer a certificate of non-foreign status of Seller and each Family Seller meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2);

(h)      deliver to Buyer the Employment Agreement, effective as of the Closing, by and among Buyer, STS and Thomas R. Schilli (the “Employment Agreement”), duly executed by Thomas R. Schilli;

(i)      deliver to Buyer and the Escrow Agent the Escrow Agreement, effective as of the Closing Date, by and among Buyer, Seller and the Escrow Agent (the “Escrow Agreement”), duly executed by Seller;

(j)      deliver to Buyer evidence reasonably satisfactory to Buyer that the Affiliated Transactions on Schedule 2.4(j) have been terminated;

(k)      deliver to Buyer the Subscription Agreement, effective as of the Closing Date, by and between Buyer and Seller (the “Subscription Agreement”), duly executed by Seller;

(l)      deliver to Buyer the Excluded Assets Assignment, duly executed by the Companies, Seller and each applicable Family Seller;

(m)     deliver to Buyer such other documents, instruments and certificates as Buyer or its counsel reasonably deems necessary to consummate the transactions contemplated by this Agreement.

2.5     Buyer’s Deliveries and Actions at the Closing.  Subject to the conditions set forth in this Agreement, on the Closing Date, Buyer or Parent, as applicable, shall:

(a)      issue the Parent Shares to Seller;

(b)      deliver to Seller the Closing Amount by wire transfer of immediately available funds to the account designated by Seller;

(c)      deliver to Seller the Employment Agreement, duly executed by Buyer and STS;

(d)      deliver to Seller and the Escrow Agent the Escrow Agreement, duly executed by Buyer;

(e)      deliver to Seller the Subscription Agreement, duly executed by Buyer Parent;

(f)      deliver to the Escrow Agent the Escrow Amount, by wire transfer of immediately available funds;

(g)      deliver to the recipients thereof an amount sufficient to repay any and all Indebtedness being paid by Buyer on Seller’s behalf at the Closing; and

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(h)      deliver to the recipients thereof an amount sufficient to pay any and all Transaction Expenses being paid by Buyer on Seller’s behalf at the Closing.

2.6    [*].

2.7      STS Transaction.  Simultaneous with and as a condition to the closing hereof, the STS Transaction shall be closed pursuant to the terms of the STS Agreement.

2.8      Purchase Price Allocation.

(a)      The Purchase Price shall be apportioned among each of the Equity Interests and the covenants contained in Section 6.3 in manner set forth on Exhibit D (the “Purchase Price Allocation”).  The Parties shall update the Purchase Price Allocation to reflect any adjustments to the Purchase Price or reallocation of the Purchase Price among the Equity Interests pursuant to this Agreement, and any adjustments to the Purchase Price shall be allocated in a manner consistent with the Purchase Price Allocation.

(b)      The Parties agree to file all information reports and Tax Returns (including IRS Form 8883 (if a Section 338(h)(10) election is properly made with respect to a Company upon mutual written agreement of Buyer and Seller) and any amended Tax Returns) in a manner consistent with the Purchase Price Allocation, and neither any member of the Seller Group nor Buyer will take any position inconsistent with such allocation on any Tax Return.  Buyer, on the one hand, and the Seller Group, on the other hand, each agree to promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Purchase Price Allocation.

2.9      Revolving Indebtedness; Post Closing Adjustment to Purchase Price for Net Cash.

[*] Please refer to footnote 1 on page 1 of this Exhibit 2.1.

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(a)        As soon as practicable following the Closing Date, Buyer and Seller shall determine the amount of actual Revolving Indebtedness to Wells Fargo Bank (the “Final Wells Fargo Revolving Indebtedness”) and Transportation Alliance Bank, Inc. (the “Final TAB Revolving Indebtedness”), respectively, by mutual agreement. Any disagreement regarding the amount of Final Well Fargo Revolving Indebtedness or Final TAB Revolving Indebtedness shall be resolved in accordance with the dispute resolution procedures described in Section 2.9(b)  and related provisions.  Within one (1) Business Day of the date that the Final Wells Fargo Revolving Indebtedness and the Final TAB Revolving Indebtedness is determined in accordance with this Section 2.9(a),  the following adjustments to the Purchase Price shall be made, as applicable:

(i)      The Cash Purchase Price shall be decreased by the amount by which the Final TAB Revolving Indebtedness is greater than the TAB Payoff Target, in which case Seller shall pay to Buyer an aggregate dollar amount equal to the amount of such decrease, which payment shall be made by wire transfer to Buyer in such amount.

(ii)     The Cash Purchase Price shall be increased by the amount by which the Final TAB Revolving Indebtedness is less than the TAB Payoff Target, in which case Buyer shall pay to Seller an aggregate dollar amount equal to the amount of such increase, which payment shall be made by wire transfer to Seller in such amount.

(iii)    The Cash Purchase Price shall be decreased by the amount by which the Final Wells Fargo Revolving Indebtedness is greater than the Wells Fargo Payoff Target, in which case Seller shall pay to Buyer an aggregate dollar amount equal to the amount of such decrease, which payment shall be made by wire transfer to Buyer in such amount.

(iv)     The Cash Purchase Price shall be increased by the amount by which the Final Wells Fargo Revolving Indebtedness is less than the Wells Fargo Payoff Amount, in which case Buyer shall pay to Seller an aggregate dollar amount equal to the amount of such increase, which payment shall be made by wire transfer to Seller in such amount.

(b)       As promptly as practicable following the Closing Date, but no later than ten (10) Business Days after the Closing Date, Buyer shall prepare and deliver to Seller a statement of Effective Time Net Cash (the “Preliminary Net Cash Determination”). In the event Seller does not agree with such Preliminary Net Cash Determination, Seller shall within ten (10) Business Days of its receipt thereof deliver to Buyer a written notice (the “Notice of Disagreement”) setting forth in reasonable detail each item or amount with which Seller disagrees and (x) the Seller’s proposed calculation of such items or amounts or (y) a statement as to why it cannot make such calculation and a reasonable basis for such statement, and upon delivery of such Notice of Disagreement any item or amount not so disputed shall be deemed conclusive and binding on the Seller and Buyer for all purposes hereunder.  Seller and Buyer shall cooperate in good faith to resolve all items identified in the Notice of Disagreement for a period of at least thirty (30) days after the Buyer’s receipt thereof.  If, after such thirty (30) day period, any such items remain unresolved, Seller or Buyer shall submit to a nationally recognized independent accounting firm selected by mutual agreement of Buyer and Seller (the “Arbiter”) such unresolved items (and the amounts thereof as set forth in the Preliminary Net Cash Determination and the Notice of Disagreement), in which case, Seller and Buyer shall jointly instruct the Arbiter to conduct a review of the line items on the Notice of Disagreement as to which Seller and Buyer disagree (such review to be completed not

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later than sixty (60) days after receipt of the Notice of Disagreement) and, upon completion of such review, to deliver written notice (the “Review Report”) to Seller and Buyer setting forth the Arbiter’s calculation of each item submitted to the Arbiters for resolution in accordance with this Section 2.9(b).  The Arbiter shall act only as an expert and not as an arbitrator and is expressly limited to the selection of either the Buyer’s position (as set forth on the Preliminary Net Cash Determination) or the position of Seller (as set forth in the Notice of Disagreement) on a disputed item (or a position in between the positions of Seller and the Buyer), based solely on presentations and supporting material provided by the Buyer and Seller and not pursuant to any independent review.  The Arbiter may not impose an alternative resolution outside those bounds.  The determination of the Arbiter set forth in the Review Report with respect to the items set forth on the Notice of Disagreement shall be final and binding for purposes of this Agreement.

(c)      The fees and expenses of the Arbiter with respect to this Section 2.9 shall be apportioned between the Company (on behalf of Buyer) and the Seller based upon the inverse proportion of the amount of disputed line items of the Preliminary Net Cash Determination resolved in favor of such party (i.e., so that the prevailing party bears a lesser amount of such fees and expenses).  The fees and expenses so determined shall be paid by Company on behalf of Buyer and by the Seller.

(d)      Buyer and Seller shall, and shall cause their respective Affiliates and independent accountants to, cooperate and assist in the preparation of the Preliminary Net Cash Determination and in the conduct of the reviews referred to in this Section 2.9.  Without limiting the generality of the foregoing, during the forty-five (45) day period set forth in Section 2.9(b) above and during the period of any resolution pursuant to this Section 2.9, subject to the confidentiality provisions of Section 11.16 hereof, Buyer shall provide Seller and its accountants reasonable access, during normal business hours, to all records (including work papers not covered by attorney client privilege) reasonably necessary for the review by Seller and its accountants for the purpose of verifying the Effective Time Net Cash.

(e)      In the event Seller does not give Buyer the Notice of Disagreement with ten (10) Business Days of the receipt thereof, then the Preliminary Net Cash Determination delivered by Buyer pursuant to Section 2.9(b) shall be final and binding for purposes of this Agreement; and

(f)      The “Final Net Cash Determination” shall be determined as follows: (i) if Seller does not timely provide to Buyer a Notice of Disagreement, then the Preliminary Net Cash Determination shall be deemed the Final Net Cash Determination, or (ii) if Seller timely provides Buyer with a Notice of Disagreement, after the Review Report is delivered pursuant to Section 2.9(b) or Seller and Buyer agree on the disputed amounts, as applicable, Buyer shall update the Preliminary Net Cash Determination in accordance with such Review Report or agreement, as applicable, and deliver such updated report dated as of the Effective Time to Seller, which shall be deemed the Final Net Cash Determination.

2.10    Net Cash Purchase Price Adjustments Payment.

(a)      The following adjustments to the Purchase Price shall be made in accordance with Section 2.10(b):

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(i)      if the Final Net Cash Determination is a positive number, then the Cash Purchase Price shall be increased on a dollar-for-dollar basis by an amount equal to such excess;

(ii)     if the Final Net Cash Determination is a negative number, then the Cash Purchase Price shall be decreased on a dollar-for-dollar basis by an amount equal to such deficit.

(b)       within five (5) Business Dates of the date of the Final Net Cash Determination,

(i)      in the case of a net increase in the Cash Purchase Price after giving effect to the above, Buyer shall pay to Seller an aggregate dollar amount equal to the amount of such increase, which payment shall be made by wire transfer to Seller in such amount; and

(ii)     in the case of a net decrease in the Cash Purchase Price after giving effect to the above, Seller shall pay to Buyer an aggregate dollar amount equal to the amount of such decrease, which payment shall be made by wire transfer to Buyer in such amount.

III.Seller’s Representations and Warranties

Each of (i) Seller, as to himself and each other member of the Seller Group, and (ii) each Family Seller, as to itself only, represents and warrants to Buyer and Parent that the statements contained in this Article III are true, correct and complete as of the Closing Date.  The Schedules referred to in this Article III will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article III.

3.1       Title to the Equity Interests.  Seller owns, of record and beneficially, the Seller Equity Interests, free and clear of any and all Encumbrances (other than Permitted Encumbrances).  Each member of the Seller Group owns, of record and beneficially, the STS Equity Interests as set forth on Schedule 4.3, free and clear of any and all Encumbrances (other than Permitted Encumbrances. At Closing, Buyer will obtain good and valid title to the Equity Interests, free and clear of any and all Encumbrances (other than Permitted Encumbrances).

3.2       Valid and Binding Agreement.  Each member of the Seller Group has full legal capacity to enter into this Agreement and each other Transaction Document to which such member of the Seller Group will be a party and to consummate the transactions contemplated hereby and thereby.  This Agreement and each other Transaction Document to which a member of the Seller Group will be a party have been duly executed and delivered by such member of the Seller Group and constitute the valid and binding obligation of such member of the Seller Group, enforceable against it in accordance with its terms, subject to the Remedies Exception.

3.3       No Breach; Consents.  Except as set forth on Schedule 3.3, the execution, delivery and performance by each member of the Seller Group of this Agreement and each other Transaction Document to which such member of the Seller Group will be a party does not and will not (a) violate or conflict with any Law, Order or Governmental Authorization; (b) conflict with, result in any breach of any of the provisions of, constitute a default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension,

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modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent under any material contract or Governmental Authorization that is either binding upon or enforceable against such member of the Seller Group; (c) result in the creation of any Encumbrance upon the Equity Interests or any of the assets of the Companies; or (d) require any Governmental Authorization.

3.4      Brokerage.  No Person is or will be entitled to receive any brokerage commission, finder’s fees, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of any member of the Seller Group or a Company for which any of the Parties or a Company is or could become liable or obligated.

3.5      Securities.  Seller is acquiring the Parent Shares hereunder for investment, solely for its own account and not with a view to, or for resale in connection with, any distribution or other disposition thereof in violation of the Securities Act or any applicable state securities Law.  Seller acknowledges that none of the Parent Shares acquired hereunder may be resold in the absence of registration, or the availability of an exemption from such registration, under the Securities Act or any applicable state securities Law.  Seller is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Parent Shares.

IV.Representations and Warranties Regarding the Companies

Seller represents and warrants to Buyer and Parent that the statements contained in this Article IV are true, correct and complete as of the Closing Date.  The Schedules referred to in this Article IV will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article IV.

4.1      Incorporation; Power and Authority; Valid and Binding.  Each Company is a corporation duly organized, validly existing and in good standing under the laws of its state of formation, as indicated on Schedule 4.1, with full corporate power and authority to conduct its business as such is now being conducted and is presently proposed to be conducted.  Schedule 4.1 lists the date and state of formation of each Company, each state or other jurisdiction in which each Company is duly qualified to do business as a foreign corporation and the date of such qualification.  Each Company is duly qualified to do business and in good standing in each state or jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activity conducted by it, require such qualification and where the failure to be qualified would result in a material liability to Buyer or the Companies after the Closing.  Each Company is in compliance in all material respects with the provisions of its Organizational Documents.

4.2      No Breach; Consents.  The execution, delivery and performance of this Agreement does not and will not: (a) contravene any provision of the Organizational Documents of the Companies; (b) violate or conflict with any Law, Order or Governmental Authorization; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) under,

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result in any violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or, except as set forth on Schedule 4.2, require a Consent under any Material Contract that is either binding upon or enforceable against any Company; (d) result in the creation of any Encumbrance upon any Company or any of the assets of any Company; or (e) require any Governmental Authorization.

4.3      Capitalization.

(a)      Schedule 4.3 sets forth all of the issued and outstanding Ownership Interests in each Company and the owners (of record and otherwise) of such Ownership Interests.  All of the Equity Interests have been duly authorized and validly issued and are fully paid (to the extent required under the Organizational Documents of the applicable Company) and non-assessable (except as such non-assessability may be affected by applicable Law) and were not issued in violation of, and, except as identified in Schedule 4.3, are not subject to, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Organizational Documents of the applicable Company or any Contract to which such Company is or was a party or by which it is or was otherwise bound.

(b)      Except as set forth on Schedule 4.3, there are no Contracts (including options, warrants, calls and preemptive rights) obligating any Company to (i) issue, sell, pledge, dispose of or encumber any Ownership Interests in such Company or any securities convertible, exercisable or exchangeable into Ownership Interests in such Company, (ii) redeem, purchase or acquire in any manner any Ownership Interests in such Company or any securities that are convertible, exercisable or exchangeable into any Ownership Interests in the Company or (iii) make any dividend or distribution of any kind with respect to the Ownership Interests in such Company (or to allow any participation in the profits or appreciation in value of such Company).

4.4      Subsidiaries.  Except as set forth on Schedule 4.4, no Company has any Subsidiaries or owns any Ownership Interests in any other Person.  There are no outstanding obligations of any Company to provide funds to or make any investment (in either case, in the form of a loan, capital contribution, purchase of an Ownership Interest or otherwise) in, any other Person.

4.5      Financial Statements.  The consolidated unaudited balance sheet as of February 25, 2017 (the “Latest Balance Sheet” and such date, the “Latest Balance Sheet Date”) of the Companies and the consolidated unaudited statement of income of the Companies for the two-month fiscal period then ended (such statements and the Latest Balance Sheet, the “Latest Financial Statements”), set forth on Schedule 4.5(a), the consolidated balance sheet as of December 31, 2016 of the Companies and the related audited statements of income, and comprehensive income, stockholders’ equity and cash flows of the Companies for such year(the “Last Audited Fiscal Year End”), and the consolidated audited balance sheet as of December 31, 2015 of the Companies and the related audited statements of income, and comprehensive income, stockholders’ equity and cash flows of the Companies for such year (collectively, the “Annual Financial Statements”), set forth on Schedule 4.5(b), are based upon the books and records of the Companies and present fairly the financial position and results of operations of the Companies at the respective dates and for the respective periods indicated in accordance with GAAP.

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4.6      Absence of Undisclosed Liabilities.  Except as reflected or expressly reserved against in the Annual Financial Statements or the Latest Financial Statements and except as set forth on Schedule 4.6, no Company has any liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted), except liabilities or obligations (a) that have arisen after the Latest Balance Sheet Date in the Ordinary Course of Business; (b) that are not required to be disclosed under GAAP; (c) that are disclosed on one of the Schedules hereto; or (d) incurred in connection with the transactions contemplated hereby and in accordance with this Agreement.

4.7      Books and Records.  The books of account and records of each Company are complete and correct in all material respects.

4.8      Absence of Certain Developments.  Except as set forth on Schedule 4.8, since the Last Audited Fiscal Year End:

(a)      except for the Excluded Assets, neither Seller nor any Company has sold, leased, transferred or assigned any of the assets of any Company, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(b)      no Company has entered into any Contract (or series of related Contracts) involving more than $100,000 that is outside the Ordinary Course of Business;

(c)      no Person (including Seller or any Company) has accelerated, suspended, terminated, modified or canceled any Contract (or series of related Contracts) involving more than $100,000 to which any Company is a party or by which it is bound;

(d)      other than in the Ordinary Course of Business, no Encumbrance has been imposed on any asset of any Company;

(e)      no Company has made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business or made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions);

(f)      other than advances on existing credit facilities in the Ordinary Course of Business, no Company has created, incurred, assumed or guaranteed any Indebtedness;

(g)      no Company has delayed, postponed or accelerated the payment of accounts payable or other liabilities or the receipt of any accounts receivable except in the Ordinary Course of Business;

(h)      no Company has canceled, compromised, waived or released any material right or claim (or series of related rights or claims) except in the Ordinary Course of Business;

(i)      there has been no change made, or authorized to be made, in the Organizational Documents of any Company;

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(j)      no Company has experienced any damage, destruction or loss (whether or not covered by insurance) in excess of $100,000 in the aggregate to its property;

(k)     no Company has made any loan to, or entered into any other transaction with, Seller, any Business Employee or any Company’s directors, officers, employees or independent contractors, or any Affiliate of the foregoing;

(l)      no Company has entered into any Plan or any other employment, consulting, severance, retention, change in control or indemnification agreements, or entered into, or become bound by, any collective bargaining agreement or other obligation to any labor organization or employee representative, in each case, whether written or oral, or modified the terms of any such existing agreement except as required by applicable Law and there has not been any material labor trouble, work stoppages, strikes or threats thereof;

(m)    no Company has made any change in accounting principles or practices from those utilized in the preparation of the Annual Financial Statements;

(n)     to Seller’s Knowledge, no complaint or investigation against any Company has been commenced by any Governmental Entity and no other event has occurred which calls into question any Governmental Authorization necessary for such Company to conduct the Business and to own and operate the Company’s assets;

(o)     there has been no increase to the salary, wage or other compensation or level of benefits payable or to become payable by a Company to any of its officers, managers, directors, Business Employees, agents or Independent Contractors (including Seller);

(p)     no Material Adverse Effect has occurred;

(q)     no Company has received any notice from any customer, supplier, Governmental Entity or any other Person, the result of which could reasonably be expected to materially impact the Business;

(r)      no Company has issued, sold or otherwise disposed of any of its Ownership Interests, or granted any Ownership Interests, including any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Ownership Interests;

(s)      no Company has (i) made any settlement of or compromised any Tax liability, changed or revoked any Tax election or Tax method of accounting, made any new Tax election or adopted any new Tax method of accounting; (ii) surrendered any right to claim a refund of Taxes; (iii) consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment; or (iv) taken any other action that would have the effect of increasing the Tax liability of any Company for any period beginning after the Closing Date;

(t)      no Company has declared, set aside or paid any dividend or made any distribution with respect to its Ownership Interests (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its Ownership Interests or split, combined or reclassified any of its Ownership Interests;

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(u)      except as part of the requirements of the Closing, no Company has discharged or satisfied any Encumbrance or paid any liability, other than current liabilities paid in the Ordinary Course of Business;

(v)      except as required by applicable Law, no Company has adopted or terminated or made any amendment or modification to any Plans;

(w)     no Company has taken any action outside of the Ordinary Course of Business, except for actions expressly permitted or required by this Agreement or otherwise disclosed on the Schedules hereto; and

(x)      neither Seller nor any Company has committed or agreed (in writing or otherwise) to take any of the actions described in this Section 4.8.

4.9     Real Property and Assets.

(a)      Schedule 4.9(a) is a true, correct and complete list of (i) each parcel or tract of Owned Real Property, (ii) each parcel or tract of Leased Real Property, and (iii) each Real Property Lease.  The Real Property constitutes all of the real property owned, leased, subleased, licensed, used, operated, occupied or otherwise held (whether or not occupied, and including any leases or other occupancy agreements assigned or leased premises sublet for which a Company remains liable) by a Company.

(b)      There are no parties in possession of the Real Property other than the Companies, and, except as set forth on Schedule 4.9(b), none of the Real Property Leases have been assigned in whole or in part, nor has the Leased Real Property (or any portion thereof) been subleased.

(c)      The conduct of the Business of the Companies, as currently conducted or currently proposed to be conducted, on or from the Owned Real Property and, to Seller’s Knowledge, the Leased Real Property is permitted, as a legally conforming use, under all applicable zoning, building and land use laws, ordinances and codes or under a grandfathering provision applicable thereto.

(d)      No condemnation, expropriation, requisition (temporary or permanent), eminent domain or similar proceedings are currently pending with respect to all or any portion of the Real Property, nor, to Seller’s Knowledge, are any such proceedings threatened or contemplated.

(e)      Schedule 4.9(e) sets forth each Encumbrance (other than Permitted Encumbrances) on (i) the Real Property and (ii) the machinery, equipment (including trucks and trailers) and other tangible assets and properties used by a Company, or included in the Latest Balance Sheet or acquired after the date thereof (collectively with the Real Property, the “Assets”) and, except as set forth on Schedule 4.9(e), each Company has good and marketable title to, or a valid leasehold interest in, the Assets, free and clear of any Encumbrances (other than Permitted Encumbrances), except for Assets disposed of in the Ordinary Course of Business since the Last Audited Fiscal Year End.

(f)      The Assets (other than the Rolling Stock and the Excluded Assets), taken as a whole (i) are adequate and suitable for their present and intended uses, and are in good condition and

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repair, normal wear and tear excepted and (ii) are not in need of maintenance or repairs except for ordinary and routine maintenance and repairs that are not material in nature or cost.

(g)      Except as set forth on Schedule 4.9(g),  the Rolling Stock, taken as a whole, (i) is in the Companies’ possession and control, (ii) is in good operating condition and repair (subject to normal wear and maintenance), (iii) is usable in the Ordinary Course of Business, (iv) is in conformance with applicable Laws, Governmental Authorizations, warranties and maintenance schedules relating to its construction, manufacture, modification, use and operation, (v) is in good operating condition as compared to tractors and trailers of its age and type and (vi) has been maintained and serviced in a manner consistent with manufacturers’ recommendations and requirements, DOT standards and the standards of any other Governmental Entity applicable to the Rolling Stock.  Schedule 4.9(g)-1 sets forth the Rolling Stock and certain other Assets owned by the Companies as of April 29, 2017, and, except for acquisitions and dispositions in the Ordinary Course of Business since such date, such Rolling Stock and Assets are owned by the Companies as of the Closing Date.

(h)      The Assets (other than the Excluded Assets) are sufficient for the continued conduct of the Business after the Closing by Buyer and the Companies in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property, and assets of every type and description, whether real or personal, tangible or intangible, necessary to conduct the Business as currently conducted or currently proposed by Buyer to be conducted.

(i)       No Real Property has been damaged by fire or other casualty which has not been repaired in all material respects.

(j)       To Seller’s Knowledge, there is no fact or condition existing which could result in the termination or reduction of the current access from any Real Property or to the existing highway and roads that provide access thereto.

4.10   Accounts Receivable.  All notes and accounts receivable of each Company are reflected properly on its books and records, are valid, have arisen from bona fide transactions in the Ordinary Course of Business, and are not subject to any defense or offset.

4.11   Taxes.

(a)      Each Company has (i) timely filed (or has had timely filed on its behalf) all Tax Returns required to be filed by or with respect to such Company and each such Tax Return is true, correct and complete in all material respects; (ii) timely and properly paid (or has had paid on its behalf) in full all Taxes owed by such Company or for which such Company may be liable that are or have become due; (iii) established on the Latest Balance Sheet consistent with past practices, reserves that are adequate for the payment of any Taxes not yet due and payable; and (iv) satisfied in full in all respects all Tax withholding and deposit requirements imposed on or with respect to such Company.

(b)      There are no Encumbrances for Taxes upon any asset of any Company, except for current period Taxes not yet due and payable.

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(c)      There is no claim against any Company for any Taxes, and no assessment, deficiency, or adjustment has been proposed, asserted or threatened with respect to any Taxes or Tax Returns of or with respect to any Company.

(d)      No Tax audits or administrative or judicial proceedings are being conducted, pending or, to Seller’s Knowledge, threatened with respect to any Company.

(e)      No claim has been made by a Governmental Entity in a jurisdiction where a Company does not file a Tax Return that such Company is or may be subject to taxation in such jurisdiction.

(f)      Except as set forth on Schedule 4.11, there is not in effect any extension of time with respect to the due date for the filing of any Tax Return of or with respect to any Company or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to any Company.

(g)      None of the property of a Company is held in an arrangement that is a partnership for U.S. federal Tax purposes.  None of the property of a Company is “tax exempt use property” (within the meaning of section 168(h) of the Code) or “tax exempt bond financed property” (within the meaning of section 168(g)(5) of the Code).

(h)      No Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any:  (i) adjustment under either Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) by reason of a change in method of accounting or otherwise on or prior to the Closing Date for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law) entered into or created on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date, (vi) prepaid amount received on or prior to the Closing Date; or (vii) election pursuant to Section 108(i) of the Code made on or prior to the Closing Date.

(i)      No Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the Closing Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(j)      No Company is a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements.

(k)      No Company has any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law),

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or as a transferee or successor, or by contract or otherwise.  In the past four years, no Company has been a member of a Consolidated Group filing for federal or state income Tax purposes.

(l)      No Company has entered into any agreement or arrangement with any Taxing Authority that requires such Company to take any action or to refrain from taking any action.  No Company is a party to any agreement with any Taxing Authority that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement.

(m)    No Company has participated (within the meaning of Treasury Regulations § 1.6011-4(c)(3)) in any “reportable transaction” within the meaning of Treasury Regulations § 1.6011-4(b) (and all predecessor regulations).

(n)     There is no material property or obligation of a Company, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property laws.

(o)     No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect a Company.

(p)     All of the property of each Company that is subject to property Tax has been properly listed and described on the property Tax rolls of the appropriate taxing jurisdiction for all periods prior to Closing and no portion of any Company’s property constitutes omitted property for property Tax purposes.

(q)     For U.S. federal income tax purposes, each Company, other than SLI, is properly classified as an “S corporation” under Section 1361 of the Code and the Treasury Regulations thereunder or as a “qualified subchapter S subsidiary” within the meaning of Section 1361 of the Code, and has been at all times since its date of formation (or, if later, since the date set forth on Schedule 4.11(q)), properly classified as an “S corporation” under Section 1361 of the Code and the Treasury Regulations thereunder or as a “qualified subchapter S subsidiary” within the meaning of Section 1361 of the Code (in each case, as identified for such Company on Schedule 4.11(q)), and is so classified for state income tax purposes pursuant to analogous state provisions in the jurisdictions and since the dates set forth on Schedule 4.11(q).  Each of the Companies’ Subsidiaries is, and has been at all times since the date of formation (or, if later, since the date set forth on Schedule 4.11(q)), properly classified as a “qualified subchapter S subsidiary” within the meaning of Section 1361 of the Code.

(r)     No Company has, since its inception, acquired assets from another corporation in a transaction in which such Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or acquired the stock of any corporation that is or became a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code.

(s)     No Company is subject to Tax in any jurisdiction, other than the country in which it is organized, by virtue of having, or being deemed to have, a permanent establishment, fixed place of business or similar presence.

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4.12     Intellectual Property Rights.  Schedule 4.12 lists all United States and foreign patents, trademarks, trade names, Internet domain names, marks, service names, copyrights and applications therefor  (“Intellectual Property Rights”) used by a Company in, and which are material to, the conduct of the Business (“Company Intellectual Property Rights”).  The Companies own or possess adequate licenses or other valid rights to use all Company Intellectual Property Rights, and, to Seller’s Knowledge, no conduct of the Business by a Company conflicts with any Intellectual Property Rights of others.

4.13     Material Contracts.

(a)       Schedule 4.13 lists by category the following Contracts to which a Company is a party or subject or by which it is bound (the “Material Contracts”):

(i)      all Contracts or group of related Contracts with the same party for the purchase of products or services with an undelivered balance in excess of $100,000;

(ii)     all Contracts or group of related Contracts with the same party for the sale of products or services with an undelivered balance in excess of $100,000;

(iii)    all Real Property Leases and all leases of personal property (excluding any personal property lease with aggregate annual payments of $100,000 or less, but including any lease relating to Rolling Stock, regardless of the amount of annual payments);

(iv)    all Contracts for the sale of any capital assets in excess of $100,000;

(v)     all Contracts for capital expenditures in excess of $100,000;

(vi)    all Contracts relating to Indebtedness or to mortgaging, pledging or otherwise placing an Encumbrance on any of the assets of a Company or guaranteeing any of the same;

(vii)   all other Contracts in which the aggregate obligation of a Company exceeds $100,000;

(viii)  all Contracts with an owner operator or with respect to any employee leasing arrangement affecting Rolling Stock;

(ix)    all Contracts that have a “change in control” clause;

(x)     all joint venture and partnership agreements and other agreements relating to the acquisition by a Company of any operating business or the Ownership Interests of any other Person;

(xi)    all Contracts in excess of $100,000 with customers or any other Person for the sharing of fees, the rebating of charges or purchase price or other similar arrangements;

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(xii)      all Contracts containing covenants pertaining to the right to compete and not to compete in any line of business or similarly restricting the ability of a Company to conduct business with any Person or in any geographical area;

(xiii)     all license and franchise agreements (excluding licenses granted to any Company to use retail available, off the shelf computer software);

(xiv)     all collective bargaining agreements or Contracts with any union to which a Company is a party or by which a Company is bound;

(xv)      to the extent such Contracts have not been fully performed by a Company as of the Closing Date, all employment agreements, consulting, retention, change in control or severance arrangements and all other Contracts, including indemnification agreements, with any current or former officer, director, Business Employee, consultant, Independent Contractor, agent or representative of a Company, including any contract with any staffing, leasing agency, professional employer organization or other Person providing services to a Company; and

(xvi)     all Contracts regarding the terms under which a Company leases or otherwise contracts for the services of any Business Employees.

(b)      The Companies have delivered to Buyer true, complete and correct copies of each Material Contract (including any amendments or modifications thereto).  Each Material Contract is valid and binding, currently in force and enforceable in accordance with its terms, subject to the Remedies Exception.  The applicable Company party to each Material Contract, and to Seller’s Knowledge, each other party to each Material Contract, has performed in all material respects all obligations required to be performed by it in connection with each such Material Contract.  No Company has received any written, or to Seller’s Knowledge, oral notice of any claim of default by a Company under or termination of any Material Contract.  No Company has any present expectation or intention of not fully performing any obligation pursuant to any Material Contract, and there is no material breach, anticipated material breach or material default by a Company or, to Seller’s Knowledge, any other party to any Material Contract.

4.14   Litigation.

(a)      Schedule 4.14(a) sets forth all Litigation (other than Excluded Rights and Claims) that is pending or, to Seller’s Knowledge, threatened (a) against or by a Company or (b) that relates to the Equity Interests or the Business, in each case in the Ordinary Course of Business.

(b)      Schedule 4.14(b) sets forth all Litigation (other than Excluded Rights and Claims) that is pending or, to Seller’s Knowledge, threatened (a) against or by a Company or (b) that relates to the Equity Interests or the Business, outside of the Ordinary Course of Business.

(c)      Since the Last Audited Fiscal Year End, neither any Company nor Seller has settled or received a final judgment concerning any Litigation (x) against or by a Company or (b) that relates to the Equity Interests or the Business.  No Company is subject to any outstanding Order.

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4.15    Insurance.  Schedule 4.15 sets forth a true, correct and complete list of all insurance policies in force as of the Closing that are maintained by or cover a Company or any material aspect of the Business.  All premiums due and payable under all such insurance policies have been paid and all such insurance policies are in full force and effect on their current terms in accordance with their terms and, except as set forth on Schedule 4.15, will continue to be in full force and effect after the Closing.

4.16    Compliance with Laws; Governmental Authorizations.

(a)      Each Company is, and for the last three years has been, in material compliance with all applicable Laws and Orders.  No Company is relying on any exemption from or deferral of any Law, Order or Governmental Authorization that would not be available to it after the Closing.

(b)      Each Company has in full force and effect all material Governmental Authorizations necessary to conduct the Business and own and operate the Assets (including licenses, permits, authorizations, franchises, and certificates).  Schedule 4.16(b) lists each material Governmental Authorization held by a Company and identifies any such Governmental Authorization which has a “change in control” clause.  Each Company has complied in all material respects with all applicable Governmental Authorizations.  All material Governmental Authorizations are renewable by their terms or in the Ordinary Course of Business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees.  No Person other than the Companies owns or has any proprietary, financial or other interest (direct or indirect) in any Governmental Authorizations which the Companies own, possess or use in the operation of the Business as now or previously conducted.

4.17    Environmental Matters.

(a)      Except as set forth on Schedule 4.17(a), each Company and the Real Property are, and during the five years prior to the Closing Date have been, in material compliance with all applicable Environmental Laws.

(b)      Except as set forth on Schedule 4.17(b), each Company has obtained, maintained in full force and effect, and is and during the five years prior to the Closing Date has been in material compliance with the terms of all Governmental Authorizations, permits, licenses, certificates of compliance, approvals and other authorizations required under Environmental Laws necessary to conduct the Business.

(c)      Except as set forth on Schedule 4.17(c), no Company has, within the past five years, received any written notice of material violations or material liabilities arising under Environmental Laws relating to a Company or any of its facilities (including the Real Property) that remains pending or unresolved and, to Seller’s Knowledge, there are no circumstances, events or occurrences that are reasonably likely to result in the receipt of such notice. No Litigation is pending or, to Seller’s Knowledge, threatened against a Company or relating to any of the Real Property before any Governmental Entity under any Environmental Law, and neither the Company nor any of the Real Property is subject to any Order pursuant to any Environmental Law.

(d)      Schedule 4.17(d) describes any instance in which any Company has generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited,

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stored, released, transported or disposed, or arranged for the transport or disposal of Hazardous Materials on, from, under or about any part of the Real Property, any property previously owned or occupied by any Company, or any other property in material violation of Environmental Laws or in a manner reasonably likely to give rise to material liability for a Company under Environmental Laws, including any instances where any Company has received notifications alleging potential responsible party (“PRP”) status or other liability for a state or federal Superfund site or requesting information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation, and Liability Act, as amended (“CERCLA”).

(e)       Except as set forth on Schedule 4.17(e), no underground storage tanks are or, to Seller’s Knowledge, have been located on or under any of the Real Property.

(f)        Except as set forth on Schedule 4.17(f), Seller has provided Buyer with complete and correct copies of all audits, assessments, inspections, reports, and correspondence in the possession or control of the Company and relating to material environmental matters relating to a Company or any of its facilities (including the Real Property).

4.18     Employees.

(a)       Schedule 4.18(a) lists each Business Employee and each independent contractor of any Company (including those which or who lease Rolling Stock in combination with driver services to a Company) (collectively, the “Independent Contractors”) as the date set forth therein (not more than 10 days prior to the date hereof), and includes the following information with respect to each such individual: status (employee or Independent Contractor); original hire or engagement date; employing entity; annualized salary or rate of pay; status as exempt or non-exempt under the Fair Labor Standards Act; leave status (including duration of leave and expected return to work date); details of any applicable visa of any such individual; and details of any co-employment relationship.  Schedule 4.18(a) identifies all Business Employees who are not employed by a Company “at will” and all Contracts with Independent Contractors that may not be terminated by the applicable Company without notice or penalty.

(b)       Except as set forth on Schedule 4.18(b), each Company has not entered into and is not currently negotiating any employment, consulting, severance, retention, change of control or similar contract with any Person.

(c)       To Seller’s Knowledge, no executive Business Employee or material Independent Contractor of a Company and no group of Business Employees or Independent Contractors of a Company has any plans to terminate or materially alter his, her or their employment or engagement.

(d)       No Company is a party to and has never been bound by, the terms of any collective bargaining agreement or any other Contract with any labor union or representative of employees, and no such agreements are being negotiated.  There are no labor disputes existing or, to Seller’s Knowledge, threatened involving, by way of example, organizing activity, strikes, work stoppages, slowdowns, picketing or any other interference with work or production, or any other concerted action by employees of a Company and no Company has experienced any material labor difficulties during the last five years.

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(e)     All present and former Business Employees and Independent Contractors have been paid in full all wages, salaries, commissions, bonuses and other compensation due and payable to such employees and contractors as of the Closing.

(f)      The Companies have on file all necessary immigration or other documentation required to comply with applicable Laws relating to labor and employment for each Business Employee and Independent Contractor.

(g)     No Company is subject to any order, settlement or consent decree with any present or former Business Employee, employee representative or other Person, including any Governmental Entity, relating to claims in respect of employment or labor practices and policies (including practices relating to discrimination, wage payments, recordkeeping, employment classification and immigration).  No Governmental Entity has issued a judgment, order, decree or finding with respect to the labor or employment practices (including practices relating to discrimination, wage payments, recordkeeping, employment classification and immigration) of any Company to which any such Company is subject.

(h)     Each Company is and has been throughout the six year period prior to the Closing in compliance in all material respects with all applicable Laws and Orders relating to the employment of labor.

(i)      The Companies’ Contracts and other understandings with Independent Contractors comply with the Federal Leasing Regulations under 49 CFR Part 376.  In addition such Contracts constitute a bona fide agreement whereby such individuals are independent contractors to, and are not employees of, the Companies, and there is no Litigation pending or, to Seller’s Knowledge, threatened at law or in equity by or before any Governmental Entity that challenges (i) any Company’s compliance with any Laws relating to the retention or classification of independent contractors, (ii) the independent contractor nature of such Contracts or any Independent Contractor's work status, or (iii) other understandings or arrangements pertaining to any Independent Contractor of any nature whatsoever.

(j)      No Company is, or has been at any time during the three year period prior to the Closing, a contractor or subcontractor under Executive Order 11246.

(k)     Since the date that is one year prior to the Closing Date, neither Seller nor any of the Companies have taken any action that is reasonably likely to cause Buyer or the Companies to be subjected to any liability under the WARN Act or any similar state statute.

4.19   Employee Benefits.

(a)     Schedule 4.19(a) includes a true and complete list of each Plan, and each Plan has been furnished or made available to Buyer.

(b)     Each of the Plans intended to be qualified under Section 401(a) of the Code, (i) satisfies the requirements of such Section in all material respects, (ii) is maintained pursuant to a prototype document approved by the IRS for which a separate determination letter is not required, or has received a favorable determination letter from the IRS regarding such qualified status, (iii)

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has been amended to the extent required by applicable Laws and (iv) has not been otherwise amended or operated in a way which would adversely affect such qualified status.

(c)      Each Company and each of its respective ERISA Affiliates has performed all material obligations, whether arising by operation of any Law or by contract, required to be performed by them in connection with the Plans, and to Seller’s Knowledge, there have been no material defaults or violations by any other party to the Plans.

(d)      (i) Each of the Plans has been operated and administered in all material respects in accordance with the documents and instruments governing the Plan and applicable Law, (ii) all material reports and filings with Governmental Entities required in connection with each Plan have been timely filed or furnished in accordance with applicable Law and (iii) all material disclosures and notices required by Law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely furnished in accordance with applicable Law.

(e)      Neither any Company nor any of their respective ERISA Affiliates contribute to or has any obligation to contribute to, or has at any time within the last six years contributed to or had an obligation to contribute to, and no Plan is, (i) a “multiemployer plan” within the meaning of Section 3(37) of ERISA or (ii) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.  No Plan is funded through a trust that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code.  Each Plan may be unilaterally amended or terminated in its entirety as of the Closing without any liability except as to benefits accrued thereunder prior to such amendment.

(f)       True, correct and complete copies of each of the Plans and related trusts and services agreements and audits, if applicable, including all amendments thereto, have been made available to Buyer.  There has also been furnished to Buyer, with respect to each Plan and to the extent applicable: (i) the most recent annual or other reports filed with any Governmental Entity, (ii) the insurance contract or other funding arrangement and all amendments thereto, (iii) the most recent summary plan description, and all summaries of material modification thereto, (iv) the most recent determination letter, opinion letter or advisory letter issued by the IRS and (v) copies of any material notices, letters or other correspondence from any Governmental Entity.  There is no Litigation, pending (other than routine claims for benefits) or, to Seller’s Knowledge, threatened against, or with respect to, any of the Plans or their assets.

(g)      In connection with the consummation of the transaction contemplated by this Agreement, no payments, acceleration of vesting or benefits, or provisions of other rights have or will be made under this Agreement, under any agreement, plan or other program contemplated herein or under the Plans that, in the aggregate, would result in the imposition of the loss of deduction imposed under Section 280G of the Code (determined without regard to the exceptions contained in Sections 280G(b)(4) and 280G(b)(5) of the Code) or the excise tax under Section 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered.

(h)      No Plan provides retiree medical, retiree life insurance or other retiree fringe benefits to any person, and neither any Company nor any of their respective Affiliates is

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contractually or otherwise obligated (whether or not in writing) to provide any person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code and the regulations promulgated thereunder.

(i)        Each Plan that is a “nonqualified deferred compensation” arrangement under Section 409A of the Code complies with the requirements of such Section, and no service provider is entitled to a gross-up or similar payment for any Tax or interest that may be due under such Section.

(j)        No act, omission or transaction of or by a Company (or, to Seller’s Knowledge, of any other Person) has occurred that would result in imposition on a Company, directly or indirectly, of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to Section 502 of ERISA or (C) a Tax imposed pursuant to Chapter 43 of Subtitle D of the Code.

(k)       The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement does not and will not (either alone or upon the occurrence of any additional or subsequent events) (i) require a Company or any of its ERISA Affiliates to make a larger contribution to, or pay greater compensation, payments or benefits under, any Plan that it otherwise would in the absence of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement or (ii) create or give rise to any additional vested rights or service credits under any Plan.

4.20     Debt; Guarantees.  Schedule 4.20 sets forth by category (a) all Company Indebtedness, (b) all Affiliated Indebtedness, (c) all Equipment Indebtedness and (d) all Real Property Indebtedness, and describes by category any Encumbrances on any Assets which secure the same such Indebtedness, in each case as of the Closing.

4.21     Customers.  Schedule 4.21 sets forth the ten largest customers of the Companies (measured by aggregate billings) during (a) the fiscal year ending on the Last Audited Fiscal Year End and (b) the two-month period ending on the Latest Balance Sheet Date.  Except as set forth on Schedule 4.21, the relationships of the Companies with such customers are good commercial working relationships and, since the Last Audited Fiscal Year End, no Company has received written notice from any such customer expressly indicating that it intends to cancel, terminate or materially alter or diminish its relationship with a Company outside the Ordinary Course of Business.

4.22     Affiliated Transactions.  Schedule 4.22(a) sets forth each Contract, transaction, Indebtedness, payable, receivable or other arrangement between a Company, on the one hand, and Seller, or any of his respective Affiliates other than a Company, (the “Affiliated Transactions”).  Except as set forth on Schedule 4.22(a), each Company conducts the Business independent from Seller and his Affiliates (other than the Companies), and does not rely on Seller or his Affiliates (other than the Companies) for any support or services.  Schedule 4.22(b) sets forth the arrangements and relationships between each Company and each other Company (the “Intercompany Transactions”), which Intercompany Transactions are reflected in the Annual Financial Statements in accordance with GAAP (except as otherwise set forth in the notes thereto).

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4.23      Bank Accounts.  Schedule 4.23 sets forth (a) the name of each bank, trust company, securities or other broker or other financial institution with which a Company has an account, credit line or safe deposit box or vault, or otherwise maintains relations, (b) the name of each person authorized by such Company to draw thereon or to have access to any safe deposit box or vault, (c) the purpose of each such account and (d) any power of attorney or other instrument to act on behalf of such Company in matters concerning its business or affairs.  All such accounts, credit lines, safe deposit boxes and vaults are maintained by the applicable Company for normal business purposes and no such proxy, power of attorney or other like instrument is irrevocable.

4.24     Safety Rating.  Except as set forth on Schedule 4.24, each Company has now, and since the commencement of the operation of the Business have maintained, an overall  “Satisfactory” safety rating, and maintain Compliance, Safety and Accountability scores (“CSA Scores”) below the “alert” threshold in each of the seven categories assessed by the DOT in connection therewith.  To Seller’s Knowledge, there are no issues, deficiencies or violations which would adversely affect such safety rating or CSA Scores in a material manner.  Neither Seller nor any of the Companies have received any notice of any intended, pending or proposed audit of the Business by the DOT or any other Governmental Entity having jurisdiction over any of the Companies’ operation of the Business.

4.25     Anti-Bribery.  Since the commencement of the operation of the Business:

(a)        No Company, or, to Seller’s Knowledge, any of its directors, officers, Business Employees, agents or representatives (i) has taken any action, or has failed to take any action, directly or indirectly, that would result in a violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), or any analogous anticorruption Laws applicable to such Company or (ii) has directly or indirectly offered, paid, promised to pay or authorized the payment of anything of value, including but not limited to cash, checks, wire transfers, tangible and intangible gifts, favors and services, to any Government Official or any other person while knowing or having a reasonable belief that all or some portion would be used for the purpose of:  (A) influencing any act or decision of a Government Official, including a decision to fail to perform official functions, (B) inducing any Government Official to do or omit to do any act in violation of the lawful duty of such official, or (C) inducing any Government Official to use influence with any Governmental Entity in order to assist such Company in obtaining or retaining business with, or directing business to any person or otherwise securing for any person an improper advantage.

(b)        Each Company has conducted the Business in compliance with the FCPA and other applicable anticorruption Laws.  No Litigation or investigation by or before any Governmental Entity involving a Company, with respect to the FCPA or other applicable anticorruption Laws is pending or, to Seller’s Knowledge, threatened.  No civil or criminal penalties have been imposed on a Company with respect to violations of the FCPA or any other applicable anticorruption Laws nor have any disclosures been submitted by a Company to the U.S. Government or any other Governmental Entity with respect to violations of the FCPA or any other applicable anticorruption Laws.

(c)        The Business has been conducted in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting

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Act of 1970, as amended, the money laundering Laws of all jurisdictions in which each Company operates, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administrated or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”).  No Litigation by or before any Governmental Entity involving a Company under any Money Laundering Laws is pending or, to Seller’s Knowledge, threatened.

4.26    Availability of Documents.  Seller has made available to Buyer true, correct and complete copies of the items referred to in the Schedules referenced in Article III and this Article IV (and in the case of any items not in written form, a written description of all material facts relating thereto or material terms thereof).

V.Representations and Warranties of Buyer

Buyer represents and warrants to Seller that the statements contained in this Article V are true, correct and complete as of the Closing Date.  The Schedules referred to in this Article V will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this  Article V.

5.1      Incorporation; Power and Authority.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all necessary power and authority to execute, deliver and perform this Agreement.

5.2      Valid and Binding Agreement.  The execution, delivery and performance of this Agreement by Buyer has been duly and validly authorized by all necessary corporate action.  This Agreement and each other Transaction Document to which Buyer is a party have been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to the Remedies Exception.

5.3      No Breach; Consents.  The execution, delivery and performance of this Agreement and each other Transaction Document to which Buyer will be a party by Buyer does not and will not (a) contravene any provision of the Organizational Documents of Buyer; (b) violate or conflict with any Law, Order or Governmental Entity; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent, including any Consent under any Contract or Governmental Authorization that is either binding upon or enforceable against Buyer; or (d) require any Governmental Authorization.

5.4      Brokerage.  No Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of Buyer for which Seller is or could become liable or obligated.

5.5      Securities.  Buyer is acquiring the Equity Interests hereunder for investment, solely for Buyer’s own account and not with a view to, or for resale in connection with, any distribution or other disposition thereof in violation of the Securities Act or any applicable state securities Law.  Buyer acknowledges that none of the Equity Interests may be resold in the absence of registration,

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or the availability of an exemption from such registration, under the Securities Act or any applicable state securities Law.  Buyer is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Equity Interests.

VI.Agreements of Seller

6.1      Affiliated Transactions and Affiliated Indebtedness.  Except as set forth on Schedule 6.1, Seller has caused (a) all intercompany accounts or any other receivables, payables or Indebtedness in effect immediately before the Closing between a Company, on the one hand, and Seller or any of his Affiliates (other than a Company), on the other hand (“Affiliated Indebtedness”), to be paid in full at or before Closing (and have caused any Encumbrances relating to such Affiliated Indebtedness to be released and/or terminated) and (b) have caused the Affiliated Transactions on Schedule 2.4(j) to be terminated at or before Closing.

6.2      Excluded Assets.  Immediately prior to the Closing, the applicable Companies shall assign, convey and deliver to Seller the Excluded Assets and Seller shall assume any and all liabilities or obligations relating to or arising from the Excluded Assets, pursuant to an assignment in form and substance reasonably satisfactory to Buyer (the “Excluded Assets Assignment”).  For the avoidance of doubt, Seller will retain and Buyer will not purchase or acquire, directly or indirectly, from Seller, any of the Excluded Assets.

6.3      Non-Competition; Non-Solicitation.

(a)       For a period of five years from the Closing Date, Seller shall not, directly or indirectly on behalf of himself or on behalf of any other Person, (i) conduct or engage in, or assist any other Person in conducting or engaging in, a business in Iowa, Indiana, Illinois, Kentucky, Ohio, Wisconsin, Minnesota, Michigan, Missouri, Kansas, Georgia, Tennessee, Texas, North Carolina, South Carolina or Florida, which is the same as or substantially similar to the Business as conducted or proposed to be conducted at the Closing, including as a shareholder, consultant, partner, joint venturer, owner, lender, beneficiary, principal, member, director, manager, officer, employee or in any other capacity, of any Person that is conducting such business, (ii) solicit or induce or participate in any way in the solicitation or inducement of any individual who is or was, at any time during the 12-month period preceding the Closing, a Business Employee, officer, consultant or contractor (including the Independent Contractors) of a Company to (A) terminate or otherwise alter his or her employment or relationship with such Company or (B) offer employment to or hire or engage any such individual, (iii) solicit the business of, or trade with, any Person that is (or was at any time during the 12-month period preceding the Closing) a customer of a Company with respect to the services provided by such Company for the purpose of engaging in the Business, (iv) induce, or otherwise solicit, any customers with whom a Company has done business at any time prior to the Closing to terminate or otherwise curtail or impair their business relationship with such Company or (v) make, publish, communicate or take any action, or cause or induce or encourage any Person to make, publish, communicate or take any action, to disparage or otherwise make any negative comments about Parent, Buyer, the Companies or any of their respective Affiliates or their respective direct or indirect officers, directors, employees, equityholders, agents, products or services..

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(b)      Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit Seller from purchasing and holding as a passive investment less than 5% of any class of the issued and outstanding and publicly traded (on a recognized national or regional securities exchange or in the over-the-counter market) security of any corporation, partnership or other business entity that conducts a business in competition with Buyer or the Business.

(c)      Seller agrees to the covenants contained in this Section 6.3 in partial consideration for the Purchase Price set forth in Article II.  Seller agrees that any Claim for breach of this Section 6.3 against Seller may be brought by Buyer or any of its Affiliates.

(d)      Seller acknowledges and agrees that the covenants contained in this Section 6.3 are fair and reasonable and of a special unique character which gives them peculiar value and exist in order to protect Buyer’s investment in the Business and the Equity Interests purchased under this Agreement, including the protection of the goodwill transferred herewith, and that Buyer would not have entered into this Agreement without such covenants being made.  However, if any such covenants shall be determined by any court to be invalid by reason of their duration or geographical scope, or both, as the case may be, the Parties intend for the covenants to be modified by the court, and expressly request that the court make such modification, so that such covenants shall be reduced to the longest duration or greatest geographic scope, or both, which will cure such invalidity.  By agreeing to this contractual modification prospectively at this time, the Parties intend to make this provision enforceable under the law or laws of all applicable States and other applicable jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.  Seller further acknowledges that monetary damages alone will not be an adequate remedy for any breach of any of the covenants contained in this Section 6.3, and accordingly, Seller expressly agrees that, in addition to all other remedies which Buyer or its Affiliates may have, they shall be entitled to injunctive relief, both preliminary and permanent, in any court of competent jurisdiction.

6.4     Financial Statements.

(a)      Seller agrees to deliver to Buyer, on or prior to April 30, 2017, a consolidated audited balance sheet as of December 31, 2016 of the Companies and the related audited statements of income, and comprehensive income, stockholders’ equity and cash flows of the Companies for the twelve (12) months ended December 31, 2016 (collectively, the “Audited Financial Statements”).

(b)      The Audited Financial Statements shall (i) be prepared by Somerset CPAs, P.C. (such firm, the “Audit Firm”), (ii) be based upon the books and records of the Companies and (iii) present fairly the financial position and results of operations of the Companies at the respective dates and for the respective periods indicated in accordance with GAAP.

(c)      Upon request of Buyer, Seller agrees to use reasonable best efforts to cause the Audit Firm to consent to the inclusion or incorporation by reference of its audit opinion with respect to the Audited Financial Statements in any registration statement, report or other document or filing of Buyer or any of its Affiliates.  Seller shall authorize the Audit Firm and any other

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independent accountants of Seller and its Affiliates to provide their respective audit work papers to Buyer and its Affiliates and the independent accountants of Buyer and its Affiliates.

6.5     Phase I Environmental Reports.  Seller agrees to deliver to Buyer, on or prior to April 30, 2017, Phase I environmental reports completed within the last 180 days with respect to each of the parcels of Real Property (the “Phase I Reports”).

VII.Agreements of Buyer

7.1     Books and Records, Access After the Closing Date.  Buyer will hold all the books and records of the Companies existing on the Closing Date in accordance with Buyer’s retention policies in effect from time to time for a period of not less than three years from the Closing Date.  After the Closing Date, (a) Buyer will afford Seller and its accountants and counsel, during normal business hours, upon reasonable request, full access to the books and records of the Companies to the extent required in order to prepare Seller’s Tax Returns and (b) Buyer will make available to Seller upon written request and at the expense of Seller, but consistent with Buyer’s reasonable business requirements, reasonable assistance of any of the Companies’ personnel whose assistance or participation is required by Seller, in anticipation of, or preparation for, existing or future litigation or other matters in which Seller is involved related to the Companies.

7.2     Guaranty Arrangements.  With respect to any Equipment Indebtedness and Real Property Indebtedness, Buyer will use commercially reasonable efforts to cause Seller to be unconditionally released as guarantor or obligor (as applicable) under any such guaranty or other such obligation not less than 30 days following the Closing, and, if necessary, will indemnify Seller for any liability as guarantor or obligor (as applicable) under any such guaranty or other such obligation, so that Seller has no obligation thereunder after the Closing.

7.3     Attorney Client Privilege.  Buyer acknowledges and agrees, on its own behalf and on behalf of the Companies (following the Effective Time), that Seller will be entitled to retain the services of Withered Burns, LLP and/or Smith Moore Leatherwood LLP as his attorneys in the event of any dispute between the Buyer or any of its Affiliates, on the one hand, and the Seller, on the other hand, concerning this Agreement or any of the Transactions, notwithstanding any result of such firm’s prior representation of the Companies or Seller.  Buyer also further agrees that, as to all communications subject to attorney-client privilege among Withered Burns, LLP and/or Smith Moore Leatherwood LLP and the Seller or the Companies that directly relate to the Transactions, the attorney-client privilege and the expectation of client confidence belongs to the Seller and may be controlled by the Seller and shall not pass to or be claimed by the Buyer or any of its Affiliates.  Notwithstanding the foregoing, in the event that a dispute arises between Buyer (or any of its Affiliates) and a third party other than a Party after the Closing, the Buyer (or its Affiliate) may assert the attorney-client privilege to prevent disclosure of confidential communications by Withered Burns, LLP or Smith Moore Leatherwood LLP to such third party; provided, that neither the Buyer nor any of its Affiliates may waive such privilege without the prior written consent of the Seller (not to be unreasonably withheld, conditions or delayed).

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VIII.Indemnification

8.1      Indemnification by Seller.

(a)      Subject to the limitations herein, Seller agrees to indemnify, defend and hold harmless Parent, Buyer, each Company, their respective Affiliates (other than Seller) and their respective officers, directors, managers, employees, agents, representatives, members, partners and stockholders (collectively, the “Buyer Indemnified Parties”) against any Loss arising from, relating to or constituting (i) any breach or inaccuracy in any of the representations and warranties contained in Article III or IV or any instrument or any closing certificate delivered by or on behalf of Seller pursuant to this Agreement, (ii) any breach of any of the covenants or other agreements of Seller contained in this Agreement or (iii) the Retained Liabilities (clauses (i) through (iii), collectively “Buyer Losses”).

(b)      Subject to Section 8.1(c), Seller will be liable to the Buyer Indemnified Parties for Buyer Losses resulting from breaches or inaccuracies of any of the representations and warranties contained in Article IV (other than the Fundamental Representations) (“Buyer Basket Losses”) only if the sum of the aggregate amount of all Buyer Basket Losses exceeds $100,000 (the “Buyer Basket Amount”), in which case Seller will be liable for the aggregate amount of all Buyer Basket Losses; provided that this Section 8.1(b) shall not apply to any Buyer Losses arising from fraud or intentional misrepresentation.  Seller will not be liable for Buyer Losses for any claim relating to any single matter or series of related matters under Section 8.1(a)(i) unless such claim results in Buyer Losses equal to or greater than Twenty-Five Thousand Dollars ($25,000.00).

(c)      Notwithstanding anything to the contrary in this Agreement, except for Buyer Losses arising from fraud or intentional misrepresentation on the part of Seller, (i) in no event shall Seller be liable for aggregate Buyer Basket Losses in excess of $2,595,900 and (ii) in no event shall Seller be liable for aggregate Buyer Losses in excess of the Purchase Price.

(d)      If a Buyer Indemnified Party has a claim for indemnification under this Section 8.1, Buyer will deliver to Seller one or more written notices of Buyer Losses (i) in the case of a breach or inaccuracy of Article IV (other than the Fundamental Representations), prior to the date that is [*] immediately following the Closing, (ii) in the case of a breach or inaccuracy of the representations and warranties contained in Section 4.11 (Taxes), at any time prior to 60 days following the expiration of the applicable statute of limitations, (iii) in the case of a breach or inaccuracy of the representations and warranties contained in Section 4.17 (Environmental Matters), at any time prior to the date that is 24 months immediately following the Closing, and (iv) in the case of any Retained Liabilities or a breach or inaccuracy of the Fundamental Representations (other than the representations and warranties contained in Section 4.11 (Taxes) or Section 4.17 (Environmental Matters)) or any breach of any covenant or other agreement of any member of the Seller Group contained in this Agreement, at any time.  Seller will have no liability under this Section 8.1 unless the written notices required by the preceding sentence are given by the applicable deadline.  Any written notice will state in reasonable detail the basis for such Buyer Losses to the extent then known by Buyer and the nature of the Buyer Loss for which indemnification is sought, and the amount of the Buyer Loss claimed, if then known by any of the Buyer Indemnified Parties.  If such written notice (or an amended notice) states the amount of the Buyer Loss claimed and Seller notifies Buyer that Seller does not dispute the claim described in

[*] Please refer to footnote 1 on page 1 of this Exhibit 2.1.

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such notice or fails to notify Buyer within 20 Business Days after delivery of such notice by Buyer whether Seller disputes the claim described in such notice, the Buyer Loss in the amount specified in Buyer’s notice will be deemed admitted by Seller, and Seller will indemnify the applicable Buyer Indemnified Parties for such Buyer Loss in accordance with Section 8.1(e).  If Seller has timely disputed the liability of Seller with respect to such claim, Seller and Buyer will proceed in good faith to negotiate a resolution of such dispute for at least 30 days after delivery of Seller’s notice after which the Parties may pursue any remedies available to them under this Agreement.  If a written notice does not state the amount of the Buyer Loss claimed, such omission will not preclude any Buyer Indemnified Party from recovering from Seller the amount of the Buyer Loss with respect to the claim described in such notice if any such amount is promptly provided after it is determined.  In order to assert its right to indemnification under this Article VIII, Buyer will not be required to provide any notice except as provided in this Section 8.1(d).

(e)        Following a Seller Liability Determination with respect to a Buyer Loss, Buyer (on behalf of the applicable Buyer Indemnified Party), shall recover such Buyer Loss in the following manner:

(i)      If the amount of such Buyer Loss is less than or equal to the Escrow Fund Value, then Buyer shall receive a distribution from the Escrow Fund in an amount equal to such Buyer Loss in accordance with the Escrow Agreement.

(ii)     If the amount of such Buyer Loss is greater than the Escrow Fund Value but less or equal to than the sum of (x) the Escrow Fund Value plus (y) the Parent Shares Value (determined as of the applicable Seller Liability Determination Date) (such sum, the “Indemnity Threshold Amount”), then (A) Buyer shall receive a distribution of the entire amount remaining in the Escrow Fund (if any) in accordance with the Escrow Agreement; and (B) Seller shall surrender to Buyer in accordance with Section 2.1(i) of the Subscription Agreement the number of Seller Parent Shares with a Parent Shares Value (determined as of the applicable Seller Liability Determination Date) equal to (1) such Buyer Loss minus (2) the Escrow Fund Value.

(iii)    If the amount of such Buyer Loss is greater than the Indemnity Threshold Amount, then (A) Buyer shall receive a distribution of all of the remaining Escrow Fund (if any) in accordance with the Escrow Agreement; (B) Seller shall surrender to Buyer in accordance with Section 2.1(i) of the Subscription Agreement all of the Seller Parent Shares; and (C) the Seller shall pay Buyer, within 10 days following such Seller Liability Determination, an amount in cash equal to (a) such Buyer Loss minus (b) the Indemnity Threshold Amount.

8.2       Indemnification by Buyer.

(a)        Buyer agrees to indemnify, defend and hold harmless Seller, its Affiliates (other than the Companies) and their respective officers, directors, managers, employees, agents, representatives, members, partners and stockholders (collectively the “Seller Indemnified Parties”) against any Loss, arising from, relating to or constituting (i) any breach or inaccuracy in any of the representations and warranties of Buyer contained in Article V or any closing certificate delivered by or on behalf of Buyer pursuant to this Agreement or (ii) any breach of any of the covenants or

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other agreements of Buyer contained in this Agreement (clauses (i) through (ii), collectively, “Seller Losses”).

(b)      Notwithstanding anything to the contrary in this Agreement, except for Buyer’s obligation to pay the Purchase Price to Seller in accordance with Section 2.2(a) and Seller Losses arising from fraud or intentional misrepresentation on the part of Buyer, in no event shall Buyer be liable for aggregate Seller Losses in excess of the Purchase Price.

(c)      If a Seller Indemnified Party has a claim for indemnification under this Section 8.2, Seller will deliver to Buyer one or more written notices of Seller Losses prior to the prior to the date that is [*] immediately following the Closing.  Buyer will have no liability under this Section 8.2 unless the written notices required by the preceding sentence are given by the applicable deadline.  Any written notice will state in reasonable detail the basis for such Seller Losses to the extent then known by Seller and the nature of the Seller Loss for which indemnification is sought, and the amount of the Seller Loss claimed, if then known by any of the Seller Indemnified Parties.  If such written notice (or an amended notice) states the amount of the Seller Loss claimed and Buyer notifies Seller that Buyer does not dispute the claim described in such notice or fail to notify Seller within 20 Business Days after delivery of such notice by Seller whether Buyer disputes the claim described in such notice, the Seller Loss in the amount specified in Seller’s notice will be admitted by Buyer, and Buyer will pay the amount of such Seller Loss to Seller.  If Buyer has timely disputed its liability with respect to such claim, Buyer and Seller will proceed in good faith to negotiate a resolution of such dispute for at least 30 days after delivery of Buyer’s notice, after which the Parties may pursue any remedy available to them under this Agreement.  If a written notice does not state the amount of the Seller Loss claimed, such omission will not preclude Seller from recovering from Buyer the amount of Seller Loss with respect to the claim described in such notice if any such amount is promptly provided once determined.  In order to assert its right to indemnification under this Article VIII, Seller will not be required to provide any notice except as provided in this Section 8.2(c).

(d)      Buyer will pay the amount of any Seller Loss to Seller (on behalf of the applicable Seller Indemnified Party) in cash within 10 Business Days following the determination of Buyer’s liability for and the amount of a Seller Loss (whether such determination is made pursuant to the procedures set forth in this Section 8.2, by agreement between Seller and Buyer or by Court Direction).

8.3     Third Party Action.

(a)      Buyer will give Seller prompt written notice (a “Third Party Claim Notice”) of the commencement of any Litigation instituted by any third party for which any Buyer Indemnified Party reasonably believes that it is entitled to indemnification pursuant to Section 8.1 (any such third party action or proceeding being referred to as a “Third Party Action”).  The complaint or other papers pursuant to which the third party commenced such Third Party Action will be attached to such Third Party Claim Notice.  The failure to promptly deliver a Third Party Claim Notice will not affect any Buyer Indemnified Party’s right to indemnification except to the extent such failure has materially and adversely affected the applicable Seller Indemnifying Parties’ ability to defend successfully such Third Party Action

[*] Please refer to footnote 1 on page 1 of this Exhibit 2.1.

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(b)     Upon receipt of a Third Party Claim Notice involving a Third Party Action, the Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Action with counsel reasonably satisfactory to the Indemnified Party so long as (i) within 20 days after receipt of such notice, the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party will, subject to the limitations of Section 8.1(c), indemnify the Indemnified Party from and against any Losses the Indemnified Party may incur relating to or arising out of the Third-Party Action, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Action and fulfill its indemnification obligations hereunder, (iii) the Indemnifying Party is not a party to the Proceeding (to the extent commenced) or the Indemnified Party has determined in good faith that there would be no conflict of interest or other inappropriate matter associated with joint representation, (iv) the Third Party Action does not involve, and is not likely to involve, any claim by any Governmental Entity, (v) the Third Party Action involves only money damages and does not seek an injunction or other equitable relief, (vi) settlement of, or an adverse judgment with respect to, the Third Party Action is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, (vii) the Indemnifying Party conducts the defense of the Third Party Action actively and diligently and (viii) the Indemnifying Party keeps the Indemnified Party apprised of all material developments, including settlement offers, with respect to the Third Party Action and permits the Indemnified Party to participate in the defense of the Third Party Action.

(c)     So long as the Indemnifying Party is conducting the defense of the Third-Party Action in accordance with Section 8.3(b), (i) the Indemnifying Party will not be responsible for any attorneys’ fees incurred by the Indemnified Party regarding the Third Party Action (other than attorneys’ fees incurred prior to the Indemnifying Party’s assumption of the defense pursuant to Section 8.3(b)) and (ii) neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to the Third Party Action without the prior written consent of the other party, which consent will not be unreasonably withheld, conditioned or delayed.  If the Indemnified Party reasonably desires to consent to the entry of judgment with respect to or to settle a Third Party Action but the Indemnifying Party refuses, then the Indemnifying Party will be responsible for all Losses with respect to such Third Party Action, without regard to the Cap.

(d)     If any condition in Section 8.3(b) is or becomes unsatisfied or the Indemnifying Party fails to elect to defend such Third Party Action, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Action in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically (but no less often than monthly) for the costs of defending against the Third Party Action, including attorneys’ fees and expenses, and (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may incur relating to or arising out of the Third Party Action to the fullest extent provided in this Article VIII.

(e)     The failure of a Party to keep the other Party reasonably informed regarding the progress and status of the defense of any Third Party Action shall not release the Indemnifying

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Party from its, his or her obligations under this Article VIII, unless, and then solely to the extent, such other Party demonstrates that such Party has been materially prejudiced by such failure.

8.4      Sole and Exclusive Remedy.  In connection with the Closing, the Parties will have available to them all remedies available under Law, including specific performance or other equitable remedies.  The rights set forth in Sections 8.1,  8.2 and, to the extent applicable, 8.3 will be the exclusive remedy for (a) any breach or inaccuracy of any of the representations and warranties contained in Articles III through V of this Agreement or (b) any breach of any of the covenants and agreements contained in Sections 6.1 and Article VII (other than Section 7.1).  Notwithstanding the foregoing, nothing herein shall prevent any of the Buyer Indemnified Parties or Seller Indemnified Parties from bringing an action based upon allegations of fraud or intentional misrepresentation.

8.5      No Circular Recovery.  Effective as of the Closing, Seller hereby waives and releases any and all rights that Seller may have under this Agreement or otherwise (including pursuant to the Organizational Documents of any Company) for contribution or reimbursement from any Company for any action taken or not taken by Seller or such Company at or prior to the Closing with respect to any matter that gives rise to a Buyer Loss for which a Seller Liability Determination is made pursuant to this Article VIII.

8.6      Tax Adjustment.  To the extent permitted by applicable Law, Seller and Buyer shall treat any payment made to a Buyer Indemnified Party under this Article VIII as an adjustment to the Purchase Price of the applicable Company for U.S. federal and applicable state income tax purposes, and shall complete and file all Tax Returns consistent with such treatment.

8.7      Types of Losses.  Notwithstanding any other term herein, neither Seller nor Buyer will be obligated to any other Person for any exemplary or punitive damages or Losses based thereon relating to the breach of any representation, warranty, covenant or other agreement in this Agreement or in any ancillary document), except to the extent payable to a third party with respect to a Third Party Action.

8.8      Survival.  Subject to the time limitations set forth in Section 8.1(d) and Section 8.2(c), all representations, warranties, covenants and obligations in this Agreement, and any other certificate or document delivered pursuant to this Agreement will survive the Closing.

8.9      Materiality.  Notwithstanding anything to the contrary in this Agreement, for purposes of determining whether there has been a breach of any representation, warranty, covenant or other agreement in this Agreement or for purposes of calculating the amount of Losses incurred by any indemnified party arising out of or resulting from any such breach, any references to a “Material Adverse Effect” or “materiality” (or other correlative terms) will be disregarded.

8.10    Investigation.  The Buyer Indemnified Parties’ rights to indemnification pursuant to this Article VIII will not be affected by the knowledge of, or any investigation undertaken or made by, Buyer or any of its directors, officers, employees, consultants, agents, accountants, attorneys or other representatives, Affiliates, successors or assigns prior to the Closing.

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IX.Escrow and Additional Assets

9.1     Escrow Fund.  On the Closing Date, Buyer shall deposit with the Escrow Agent, in accordance with Section 2.5(f) and pursuant to the Escrow Agreement, the Escrow Amount in immediately available funds (such funds, as held by the Escrow Agent pursuant to the Escrow Agreement, and as adjusted from time to time by any disbursements in accordance with this Agreement and the Escrow Agreement but excluding interest or other income on investments, the “Escrow Fund”).  The Escrow Agent shall act as escrow agent and hold, safeguard and disburse the Escrow Fund pursuant to the terms and conditions of this Agreement and the Escrow Agreement.  The Escrow Fund will not be subject to any Encumbrance or attachment of any creditor of any Party and will be used solely for the purposes and subject to the conditions set forth in this Agreement and the Escrow Agreement.

9.2     Release from Escrow.  When any Party becomes entitled to any distribution of all or any portion of the Escrow Fund pursuant to the Escrow Agreement, Buyer and Seller shall promptly execute and deliver to the Escrow Agent joint written instructions, if necessary, setting forth the amounts to be paid to such Party from the Escrow Fund (“Joint Instructions”).  Each of Buyer and Seller agree to confer as promptly as practicable and to use its commercially reasonable efforts to reach agreement as to the calculation of and entitlement to such amounts.

9.3     Escrow Related Fees.  All fees payable to the Escrow Agent pursuant to Section 11 of the Escrow Agreement shall be paid in equal portions by Buyer, on the one hand, and Seller on the other hand.

X.Tax Matters

10.1   Tax Returns; Payment of Taxes.

(a)      Seller shall prepare, or cause to be prepared, all Tax Returns of the Companies for all Pre-Closing Date Tax Periods that are required to be filed after the Closing Date.  Such Tax Returns shall be prepared on a basis consistent with past practices of the Companies except to the extent otherwise required by this Agreement or applicable Law.  Reasonably in advance of the due date with extensions for filing of each such Tax Return, which in the case of income Tax Returns shall be no later than 30 days prior to the due date with extensions for filing each such Tax Return, Seller shall deliver a copy of such Tax Return, together with all supporting documentation and workpapers, to Buyer for its review and comment.  Seller shall include in the Tax Return all reasonable comments provided by Buyer with respect to any such draft copy.  Buyer will cause such Tax Return (as revised to incorporate Buyer’s reasonable comments not inconsistent with the Companies’ past practices) to be timely filed and will provide a copy to Seller.  Not later than five days prior to the due date for payment of Taxes with respect to any Tax Return for a Pre-Closing Date Tax Period, Seller shall pay to Buyer the amount of any Seller Taxes with respect to such Tax Return.

(b)      Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Companies for all Straddle Periods.  Such Tax Returns shall be prepared on a basis consistent with past practices of the Companies, except to the extent otherwise required by this Agreement or applicable Law.  Reasonably in advance of the due date for filing of each such Tax Return,

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Buyer shall deliver a copy of such Tax Return, together with all supporting documentation and workpapers, to Seller for its review and comment.  Buyer shall include in the Tax Return all reasonable comments provided by Seller with respect to any such draft copy.  Buyer will cause such Tax Return (as revised to incorporate Seller’s reasonable comments) to be timely filed and will provide a copy to Seller.  Not later than five days prior to the due date for payment of Taxes with respect to any Tax Return for a Straddle Period, Seller shall pay Buyer the amount of any Seller Taxes with respect to such Tax Return.

(c)       For purposes of determining the portion of any Taxes for a Straddle Period that are Seller Taxes, the portion of any such Taxes that is attributable to the portion of such Straddle Period ending on the Closing Date shall be:

(i)      in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of each Company ended with (and included) the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and

(ii)     in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of a Company, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.

(d)       Any refunds of Taxes relating to the Companies (including any interest with respect thereto) for any Pre-Closing Date Tax Period shall be for the account of Seller.  Any refunds of Taxes relating to the Companies (including any interest with respect thereto) for any Tax period beginning after the Closing Date shall be for the account of Buyer.  The amount of any refund of Taxes of the Companies for any Straddle Period shall be equitably apportioned between Buyer and Seller in accordance with the principles set forth in Section 10.1(c).  Each party shall forward, and shall cause its Affiliates to forward, to the party entitled to receive a refund of Tax pursuant to this Section 10.1(d) the amount of such refund with 10 days after such refund is received.

10.2     Cooperation.  Buyer and Seller shall cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the assets, operations or activities of a Company.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Seller further agrees, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be

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necessary to mitigate, reduce or eliminate any Tax that could be imposed on Buyer or a Company (including, but not limited to, with respect to the transactions contemplated hereby).  Notwithstanding the above, the control and conduct of any Tax Proceeding that is a Third Party Action shall be governed by Section 8.3.

10.3     Transfer Taxes.  Buyer and Seller shall each be responsible for the payment of 50% of any Transfer Taxes resulting from the transactions contemplated by this Agreement, if any.  Buyer and Seller shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

XI.General

11.1     Press Releases and Announcements.  Any public announcement, including any announcement to employees, customers or suppliers and others having dealings with the Companies, or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement, will be issued, if at all, at such time and in such manner as Buyer shall determine after giving Seller reasonable opportunity to review and comment on such public announcement.

11.2     Expenses.  Except as otherwise expressly provided for in this Agreement, Seller, on the one hand, and Buyer, on the other hand, will each pay all expenses incurred by each of them (and, in the case of Seller, by the Companies) in connection with the transactions contemplated by this Agreement, including legal, accounting and consulting fees and expenses incurred in negotiating, executing and delivering this Agreement and the other Transaction Documents.

11.3     Further Assurances.  On and after the Closing Date, the Parties will, and will cause their Affiliates to, from time to time after the Closing, deliver to the other Parties such documents and instruments necessary or desirable to perfect or clarify the sale of the Equity Interests and the other transactions contemplated by this Agreement and do such other things as may be reasonably requested by the other Parties (and at such Parties’ expense) in order to more effectively consummate or document the transactions contemplated by this Agreement.  From time to time after the Closing, the Parties shall cause their appropriate employees and representatives to provide the other Parties with information and data reasonably requested by such other Parties that is necessary or useful to the requesting Parties in connection with the current or former operation of the Business, or in connection with the preparation of accounting and related reports and all Tax Returns with respect to the Companies.  The requesting Parties shall reimburse all reasonable out of pocket expenses incurred by the responding Parties in connection therewith.

11.4     Entire Agreement; Amendment and Waiver.  This Agreement, together with all Exhibits and Schedules hereto and the other Transaction Documents, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and thereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, including the Term Sheet.  This Agreement may not be amended, nor may any provision of this Agreement or any default, misrepresentation, or breach of warranty or agreement under this Agreement be waived, except (a) in the case of any such amendment, in a writing executed by Buyer and Seller and (b) in the case of any such waiver, in a writing executed by (i) Buyer (if such waiver is sought to be enforced against Buyer or (ii) Seller (if such waiver is

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sought to be enforced against Seller).  Except as otherwise provided in this Agreement, neither the failure nor any delay by any Person in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  In addition, no course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.  The rights and remedies of the Parties are cumulative and not alternative.

11.5      Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when delivered if personally delivered by hand, (b) when received if sent by a nationally recognized overnight courier service (receipt requested), (c) five Business Days after being mailed, if sent by first class mail, return receipt requested, or (d) when receipt is acknowledged by an affirmative act of the Party confirmed, if sent by electronic mail, facsimile, telecopy or other similar electronic transmission device (including an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device); provided,  however, that where a Party delivers a notice, demand or other communication by electronic mail, such Party shall cause a copy of such notice to be delivered by nationally recognized overnight courier (charges prepaid) the next business day.  Notices, demands and communications to the Parties will, unless another address is specified in writing by notice to the other Parties pursuant to this Section 11.5, be sent to the address indicated below.

If to Parent, Buyer or to the Companies:

Daseke Companies, Inc.

15455 Dallas Parkway, Ste. 440

Addison, Texas  75001

Attn:  Don Daseke & Scott Wheeler

Facsimile No.:  972-248-0942

Email:  don@daseke.com; scott@daseke.com

With a copy to (which shall not constitute notice):

Vinson & Elkins LLP

2001 Ross Avenue, Suite 3700

Dallas, TX  75201-2975

Attn:  Alan J. Bogdanow and Thomas Laughlin

Facsimile No.:  214-999-7857

Email:  abogdanow@velaw.com; tlaughlin@velaw.com

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If to Seller:

Thomas R. Schilli

27524 Hickory Blvd

Bonita Springs, FL 34134

Facsimile No.:  N/A

Email:  trschilli@schilli.com

With a copy to (which shall not constitute notice):

Smith Moore Leatherwood

2 W. Washington St., Suite 1100

Greenville, SC 29601

Attn: Henry M. Gallivan, Jr.

Facsimile No.:  N/A

Email: henry.gallivan@smithmoorelaw.com

11.6       Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties, except that Buyer may (a) assign any of its rights under this Agreement to any Affiliate of Buyer or (b) collaterally assign any of its rights under this Agreement to any of its lenders, in each case so long as Buyer (i) remains responsible for the performance of all of its obligations under this Agreement and (ii) provides Seller with prior written notice of such assignment.  Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

11.7       No Third Party Beneficiaries.  Except as otherwise provided in Article VIII, nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a Party or permitted assign of a Party.

11.8       Signatures; Counterparts.  This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same instrument.  A facsimile, electronic or .pdf signature will be considered an original signature.

11.9       GOVERNING LAW.  THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF DELAWARE WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT, WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS, AND THE INTERNAL LAWS OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT, EVEN THOUGH UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD OTHERWISE APPLY.

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11.10      Arbitration.

(a)          Notwithstanding anything to the contrary in this Agreement, any controversy or claim arising out of or relating to this Agreement, or the breach thereof (“Dispute”), shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules (the “Arbitration Rules”), by three arbitrators if the disputed amount exceeds $250,000.00 and one arbitrator if the disputed amount equals or is less than $250,000.00, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  Except as otherwise provided in the Arbitration Rules, any decision or award of the arbitrator shall be final, binding and conclusive on the Parties and their respective Affiliates.  The place of arbitration shall be St. Louis, Missouri.  The parties to any such Dispute agree to equally split the costs of any arbitration, including the administrative fee, the compensation of the arbitrators, and the expenses of any witnesses or proof produced at the direct request of the arbitrator; provided,  however, that the arbitrators shall award to the prevailing party, if any, as determined by the arbitrators, all of its costs and fees.  “Costs and fees” mean all reasonable pre-award expenses of the arbitration, including the arbitrators’ fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees, and attorneys’ fees.

(b)          The Parties shall keep confidential any arbitration proceeding and any decisions and awards rendered by the arbitrator, and shall not disclose any information regarding any arbitration proceeding (including the existence of any arbitration proceeding and any resulting decisions or awards) except (i) as may be necessary to prepare for or conduct the arbitration hearing on the merits, (ii) as may be necessary in connection with a court application as contemplated by Section 11.11, (iii) to its current or prospective advisors, lenders, investors or acquirers, or (iv) as otherwise required by Law or a Court Direction.

11.11      Consent to Jurisdiction.  Each of the Parties hereby irrevocably submits to the jurisdiction of the United States District Court for the Southern District of Indiana, Indianapolis Division, or any court of the State of Indiana located in the county of Indianapolis, Indiana in any action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby (including any action to compel arbitration in accordance with Section 11.10), and agrees that any such action, suit or proceeding shall be brought only in such court; provided,  however, that such consent to jurisdiction is solely for the purpose referred to in this Section 11.11 and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of Indiana other than for such purpose.  Each of the Parties hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum.

11.12      Specific Performance.  Each of the Parties acknowledges and agrees that the subject matter of this Agreement, including the Business and the Assets, is unique, that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at law would not be adequate to compensate such other Parties not in default or in breach.  Accordingly, each of the Parties agrees that the other Parties will be entitled to seek an injunction

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or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity.  Each of the Parties may commence litigation for the sole purpose of seeking injunctive relief without following the procedures set forth in Section 11.10.

11.13      WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

11.14      Construction.  The Parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement.  In addition, each of the Parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement.  The Parties intend that each representation, warranty and agreement contained in this Agreement will have independent significance.  If any Party has breached any representation, warranty or agreement in any respect, the fact that there exists another representation, warranty or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or agreement.  The headings preceding the text of articles and sections included in this Agreement and the headings to the schedules and exhibits are for convenience only and are not to be deemed part of this Agreement or given effect in interpreting this Agreement.  References to sections, articles, schedules or exhibits are to the sections, articles, schedules and exhibits contained in, referred to or attached to this Agreement, unless otherwise specified.  The word “including” means “including without limitation.”  The word “or” when used in a list shall not indicate that the listed items are exclusive of each other.  The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement.  A statement that an item is listed, set forth, disclosed or described means that it is correctly listed, set forth, disclosed or described, and a statement that a copy of an item has been delivered means a true and correct copy of the writing has been delivered.

11.15      Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.16      Confidentiality.  Seller expressly acknowledges and agrees that the records, books, data, and other confidential information concerning the products, services, accounts, client development (including customer and prospect lists), sales activities and procedures, promotional and marketing techniques, plans and strategies, financing, development and expansion plans and credit and financial data concerning customers and suppliers and other information involving the Companies obtained by Seller through Seller’s past or future affiliation with the Companies is confidential and in the nature of trade secrets and are valuable, special and unique assets of the Companies, access to knowledge of which is essential to preserve the good will and going business

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value of the Companies for the benefit of Buyer and its Affiliates.  In recognition of the highly competitive nature of the industry in which the Business will be conducted, Seller further agrees that all knowledge and information described in the preceding sentence not in the public domain (unless such knowledge and information is in the public domain as a result of a breach of this Agreement or any other confidentiality agreement) and heretofore or in the future obtained by Seller as a result of Seller’s past affiliation with the Companies shall be considered confidential information (collectively, the “Confidential Information”).  In recognition of the foregoing, Seller hereby agrees that Seller will not disclose, or cause to be disclosed, any of the Confidential Information to any Person for any reason or purpose whatsoever, except and to the extent such disclosure is required by Law or appropriate court order and written notice thereof, if practicable, is provided to Buyer not less than ten Business Days prior to such disclosure, nor shall Seller make use of any of the Confidential Information, other than information that is in the public domain (unless such information is in the public domain as a result of a breach of this Agreement or any other confidentiality agreement), for Seller’s own purposes or for the benefit of any Person (except Buyer or its Affiliates) under any circumstances.

11.17      Seller Release.  Effective as of the Closing, Seller hereby releases and forever discharges each Company and each of its past and present officers, directors, employees and agents (individually, a “Releasee” and collectively, the “Releasees”) from any and all claims, demands, actions, arbitrations, audits, hearings, investigations, litigations, suits (whether civil, criminal, administrative, investigative or informal), causes of action, orders and liabilities whatsoever, whether known or unknown, suspected or unsuspected, contingent or otherwise, both at law and in equity, of any kind, character or nature whatsoever (“Claims”) which Seller now has or has ever had against the respective Releasees however arising and that relate in any way to Seller’s indirect or direct ownership of any Ownership Interest in a Company, including the Equity Interests.  The scope of the release shall include all Claims (a) relating to a breach of any fiduciary duty owed by the Releasees to a Company and arising from any such Ownership Interest or (b) relating to any breach of the Organizational Documents of any Company, as such may be amended; provided,  however, that the foregoing release and discharge shall not release (i) Buyer of its obligations or liabilities to Seller pursuant to this Agreement, or (ii) any benefits under the welfare benefit plans, practices, policies and programs provided by a Company arising prior to the Closing in connection with the employment of Seller or his position as an officer and/or director of any of the Companies, if applicable. Seller understands and agrees that it is expressly waiving all Claims against the Releasees covered by this Section 11.17, including those Claims that it may not know of or suspect to exist which, if known, may have materially affected the decision to provide this Agreement, and Seller expressly waives any rights under applicable law that provide to the contrary.  Seller hereby ratifies each and every amendment to the Organizational Documents of any Company and each and every merger of any Company or any of its respective predecessors effected at a time prior to the Closing when Seller owned any Ownership Interests of such Company or any such predecessor.

11.18      Liability of Buyer Affiliates.  Neither any direct or indirect holder of Ownership Interests in Buyer, nor any past, present or future member, director, manager, officer, employee, agent, advisor, financing source or Affiliate of Buyer (other than Buyer itself) or of any such holder, shall have any liability or obligation of any nature whatsoever in connection with, arising out of, or relating to or under this Agreement, any agreement contemplated by this Agreement or the transactions contemplated by this Agreement or such other agreement, and Seller hereby waives and releases all claims of any such liability and obligation.

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[Remainder of page intentionally left blank; signature pages follow.]

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IN WITNESS WHEREOF, the Parties have executed this Purchase and Sale Agreement as of the date first written above.

PARENT:

DASEKE, INC., a Delaware corporation

By:	/s/ Don R. Daseke
Name:	Don R. Daseke
Title:	Chief Executive Officer, President and Secretary

[Signature pages continue on the following page]

[Signature Pages to Purchase and Sale Agreement]

BUYER:

DASEKE TRS LLC, a Delaware limited liability
company

By:	Daseke Companies, Inc., a Delaware
corporation, its sole member

By:	/s/ Don R. Daseke
Name:	Don R. Daseke
Title:	Chief Executive Officer, President and Secretary

[Signature Pages to Purchase and Sale Agreement]

SELLER:

/s/ Thomas R. Schilli
Thomas R. Schilli

[Signature Pages to Purchase and Sale Agreement]